Exhibit 2.1

EXECUTION COPY

ARRANGEMENT AGREEMENT

by and among

Prospect Capital Corporation

(the “Parent”),

Watershed Acquisition LP

(“USCo”),

0988007 B.C. Unlimited Liability Company

(the “Purchaser”)

and

Watershed Operating LLC

(“US New Opco”)

and

Nicholas Financial, Inc.

(the “Company”)

DECEMBER 17, 2013

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4.10	Resignations	73
4.11	Delisting	73
4.12	Exchange Listing	73
4.13	Conduct of Parent Pending Effective Time	73
4.14	Financing Cooperation	74

ARTICLE 5 CONDITIONS PRECEDENT		76
5.1	Mutual Conditions Precedent	76
5.2	Additional Conditions Precedent to Obligations of the Company	77
5.3	Additional Conditions Precedent to Obligations of the Parent, USCo, the Purchaser and US New Opco	78
5.4	Cooperation	79
5.5	Merger of Conditions	79

ARTICLE 6 INSURANCE AND INDEMNIFICATION		80
6.1	Indemnification	80
6.2	Insurance	80

ARTICLE 7 TERMINATION AND AMENDMENT		81
7.1	Rights of Termination	81
7.2	Effect of Termination	83
7.3	Termination Deadline	85
7.4	Amendment	86
7.5	Waiver	86
7.6	Remedies	86

ARTICLE 8 GENERAL		87
8.1	Notice	87
8.2	Binding Effect	89
8.3	No Assignment	89
8.4	Entire Agreement	89
8.5	Severability	90
8.6	Counterpart Executions and Facsimile Transmissions	90
8.7	Fees and Expenses	90
8.8	Investigation	90
8.9	Further Assurances	91
8.10	Waiver	91
8.11	Governing Law	92
8.12	Parties in Interest	92

Schedule A – Arrangement Resolution

Schedule B – Plan of Arrangement

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Pursuant to Item 601(b)(2) of Regulation S-K, the following annexes, schedules and exhibits to the Arrangement Agreement, dated as of December 17, 2013, by and among Prospect Capital Corporation, Watershed Acquisition LP, 0988007 B.C. Unlimited Liability Company, Watershed Operating LLC and Nicholas Financial, Inc. have not been provided herein:

Annexes, Schedules and Exhibits

Annex I	-	List of Company’s Key Employees
Annex II	-	List of Company’s and Purchaser’s Representatives
Schedule 1.1(mmm)	-	Purchaser’s and Buyer’s Schedules Identifying Exceptions to Material Adverse Effect Definition
Schedule 3.1(f)	-	Purchaser’s Schedule Identifying Exceptions to Representations on the Absence of Certain Changes or Events
Schedule 3.1(g)	-	Purchaser’s Schedule Identifying Exceptions to Representations on Financial Statements, Guarantees and Commitments
Schedule 3.1(j)	-	Purchaser’s Schedule Identifying Exceptions to Representations on Permits and Compliance with Laws
Schedule 3.1(t)	-	Purchaser’s Schedule Listing Insurance Policies
Schedule 3.1(u)	-	Purchaser’s Schedule Listing Leases, Contracts, Agreements and Arrangements with Affiliated Persons
Schedule 3.2(d)	-	Company’s Schedule Listing Outstanding Options
Schedule 3.2(f)	-	Company’s Schedule Identifying Exceptions to Representations on the Absence of Certain Changes or Events
Schedule 3.2(h)	-	Company’s Schedule Identifying Exceptions to Representations on Consents and No Violations or Conflicts
Schedule 3.2(j)	-	Company’s Schedule Identifying Exceptions to Representations on Permits and Compliance with Law
Schedule 3.2(k)	-	Company’s Schedule Identifying Exceptions to Representations on Legal Proceedings
Schedule 3.2(l)	-	Company’s Schedule Listing Material Company Contracts
Schedule 3.2(m)	-	Company’s Schedule Listing Filed Company Tax Returns
Schedule 3.2(n)	-	Company’s Schedule Listing Employee Benefit Plans
Schedule 3.2(p)	-	Company’s Schedule Identifying Exceptions to Representations on Required Approvals
Schedule 3.2(q)	-	Company’s Schedule Listing Intellectual Property Rights
Schedule 3.2(s)	-	Company’s Schedule Listing Real Property Leases
Schedule 3.2(t)	-	Company’s Schedule Listing Insurance Policies
Schedule 3.2(u)	-	Company’s Schedule Listing Leases, Contracts, Agreements and Arrangements with Affiliated Persons
Schedule 3.2(v)	-	Company’s Schedule Listing Employment Agreements and Identifying Exceptions to Representations on Labor Matters
Schedule 4.1(i)	-	Company’s Schedule Setting Forth 2014 Capital Expenditure Budget
Exhibit 6.1	-	Articles of the Purchaser

The Company will furnish the omitted annexes, schedules and exhibits to the Securities and Exchange Commission upon request by the Commission.

iii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made and entered into as of this 17th day of December, 2013, by and among:

PROSPECT CAPITAL CORPORATION, a corporation existing under the laws of Maryland; (the “Parent”);

WATERSHED ACQUISITION LP, a limited partnership existing under the laws of Delaware and a wholly-owned subsidiary of the Parent (“USCo”);

0988007 B.C. UNLIMITED LIABILITY COMPANY, an unlimited liability company existing under the laws of British Columbia, Canada and a wholly-owned subsidiary of USCo (the “Purchaser”); and

WATERSHED OPERATING LLC, a limited liability company existing under the laws of Delaware and an indirect wholly-owned subsidiary of the Parent (“US New Opco” and, collectively with the Parent, USCo, the Purchaser and US New Opco, the “Buyers”) and

NICHOLAS FINANCIAL, INC., a company existing under the laws of British Columbia, Canada (the “Company”).

WHEREAS (capitalized terms not otherwise defined in the recitals below have the meaning provided in Section 1.1 of Article 1 of this Agreement):

A. The Purchaser and the Company agree to proceed with a business combination transaction providing for the acquisition by the Purchaser of all of the outstanding capital stock of the Company in exchange for the issuance and payment of certain shares of common stock, par value $0.001 per share, of the Parent;

B. The Parent has taken the initiative of forming and organizing USCo, the Purchaser and US New Opco and directly or indirectly owns all of the issued and outstanding shares of capital stock (or any other securities) of the Purchaser and all of the equity interests in USCo and US New Opco;

C. The Company Board (including the independent directors) has determined that the Arrangement is fair to the Shareholders and Optionholders and that it is in the best interests of the Company to enter into this Agreement, has approved the execution, delivery and performance of this Agreement by the Company, and has resolved, subject to the terms of this Agreement, to recommend that the Shareholders and Optionholders vote in favor of the Arrangement Resolution;

D. Concurrently with the execution and delivery of this Agreement, the Company and the three officers of the Company set forth on Annex I of this Agreement (the “Key Employees”) have entered into employment or consulting arrangements with the Company or a

Company Subsidiary (the “Key Employee Agreements”), which, from and after and subject to the consummation of the transactions contemplated by this Agreement, will govern the employment or consulting arrangement of the Key Employees;

E. The Parties hereto intend to carry out the proposed business combination transaction by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia); and

F. The business combination contemplated by this Agreement is intended to qualify as a reorganization, within the meaning of Section 368(a) of the Tax Code (as defined below), and this Agreement and the Plan of Arrangement (as defined below) are intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Tax Code.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following words and terms shall have the meanings hereinafter set out:

(a)

“Acquisition Proposal” means any discussion, negotiations, proposal or offer by any Person or “group” (as defined in Rule 13d-5 under the Exchange Act), other than the Parent or any of its direct or indirect Subsidiaries, including USCo, the Purchaser and US New Opco, (i) to purchase or otherwise acquire, directly or indirectly, Shares representing more than fifteen percent (15%) of the combined voting power of the Shares outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (other than the Parent or any of its direct or indirect Subsidiaries, including USCo, the Purchaser and US New Opco) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the combined voting power of the Shares outstanding after giving effect to the consummation of such tender offer or exchange offer, (ii) to purchase or otherwise acquire, directly or indirectly, more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition) or (iii) to effect any merger, joint venture, partnership, consolidation, amalgamation, recapitalization, reorganization, business combination, dissolution, or other similar transaction involving the

Company pursuant to which any Person or “group,” other than the Parent or any of its direct or indirect Subsidiaries, including USCo, the Purchaser and US New Opco, would, directly or indirectly, hold more than fifteen percent (15%) of the combined voting power of the Shares outstanding;

(b)	“Administrator” means Prospect Administration LLC, a Delaware limited liability company;

(c)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)	“Agreement” means this arrangement agreement by and among the Parent, USCo, the Purchaser, US New Opco and the Company entered into for the purpose of effecting the Arrangement, including the Company Disclosure Schedule, the Buyer Disclosure Schedule, the Plan of Arrangement and all other schedules or attachments hereto, as the same may be supplemented or amended from time to time pursuant to a writing signed by each of the Parties hereto;

(e)	“AJCA” has the meaning set forth in Section 3.2(n)(vii);

(f)	“Applicable Laws” means any United States or foreign statute, law, ordinance, rule, regulation, restriction, published and legally binding regulatory policy or guideline, by-law (zoning or otherwise), or order or any consent, exemption, approval or license of any domestic or foreign Governmental Entity that applies in whole or in part to the Parties hereto, as the context requires, or to their respective Subsidiaries, businesses, undertakings, properties or securities including, without limitation, United States Securities Laws, state usury, consumer lending and insurance laws, the USA PATRIOT Act, the Truth in Lending Act, the Consumer Credit Protection Act, the Fair and Accurate Transactions Act, the Equal Credit Opportunity Act, the Gramm-Leach Bliley Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and other federal, state and local laws regulating lending, servicing loans or the selling of credit or other insurance;

(g)	“Arrangement” means the arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

(h)	“Arrangement Filings” means the notice of alteration, articles of amalgamation, or any other records and documents required to give effect to any provision of the Arrangement, including (if required) a copy of the entered Final Order;

(i)	“Arrangement Resolution” means the resolution to be considered and, if thought fit, approved by the Shareholders at the Company Meeting, in the form attached hereto as Schedule A;

(j)	“BCBCA” means the Business Corporations Act (British Columbia), as amended;

(k)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in New York, New York or Vancouver, Canada;

(l)	“Buyer Disclosure Schedule” has the meaning set forth in Section 3.1;

(m)	“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.);

(n)	“Company” has the meaning set forth in the preamble;

(o)	“Company Board” means the board of directors of the Company;

(p)	“Company Board Recommendation” means the determination of the Company Board (including the independent directors) that the Arrangement is fair to the Shareholders and Optionholders and is in the best interests of the Company, and the recommendation of the Company Board (including the independent directors) that the Shareholders and Optionholders vote in favor of the Arrangement Resolution;

(q)	“Company Contract” means any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets are bound;

(r)	“Company Disclosure Schedule” has the meaning set forth in Section 3.2;

(s)	“Company Intellectual Property Rights” has the meaning set forth in Section 3.2(q)(ii);

(t)	“Company Loans” means Originated Company Loans and Purchased Company Loans;

(u)	“Company Meeting” means the special meeting of the Shareholders and Optionholders, including any adjournment or adjournments or postponement or postponements thereof during the term of this Agreement, to be held for the purpose of obtaining approval by the Shareholders and Optionholders of the Arrangement Resolution;

(v)	“Company Permits” has the meaning set forth in Section 3.2(j);

(w)	“Company SEC Documents” has the meaning set forth in Section 3.2(e)(i);

(x)	“Company Stock Option Plans” means (i) the 2006 Nicholas Financial, Inc. Equity Incentive Plan, (ii) the 1999 Nicholas Financial, Inc. Non-Employee Director Stock Option Plan and (iii) the 1999 Nicholas Financial, Inc. Employee Stock Option Plan;

(y)	“Company Subsidiary” means any Subsidiary of the Company and “Company Subsidiaries” means more than one, as the case may be, and includes each of Nicholas Data Services, Inc., a Florida corporation, and Nicholas Financial, Inc., a Florida corporation;

(z)	“Company Termination Fee” has the meaning set forth in Section 7.2(d);

(aa)	“Contract” means any contract, agreement, license, franchise, concession, lease, mortgage, indenture, permit, arrangement, commitment, understanding, joint venture, partnership or other instrument, right or obligation (whether written or oral), and any amendment, modification or waiver thereto, but shall not include any Employee Benefit Plan;

(bb)	“Court” means the British Columbia Supreme Court;

(cc)	“Depositary” means Computershare Investor Services, Inc., 510 Burrard Street, Vancouver, British Columbia (Canada) V6C 3B9, or such other depositary as may be designated in writing by the Company and the Purchaser;

(dd)	“Dissenting Shareholder” has the meaning set forth in the Plan of Arrangement;

(ee)	“Dissent Rights” means the rights of dissent of the Shareholders and, if required by Applicable Laws, the Optionholders in respect of the Arrangement Resolution described in the Plan of Arrangement;

(ff)	“DOJ” has the meaning set forth in Section 4.6(c);

(gg)	“Effective Date” means no later than the third Business Day following the date on which all conditions precedent to the completion of the Arrangement as set out in Article 5 of this Agreement have been satisfied or waived in accordance with the provisions of this Agreement, or such other date as the Parties hereto may agree, in writing, which shall be the date on which the Arrangement Filings are filed under the BCBCA;

(hh)	“Effective Time” has the meaning set forth in the Plan of Arrangement;

(ii)	“Employee Benefit Plans” has the meaning set forth in Section 3.2(n)(i);

(jj)	“Encumbrance” means any mortgage, hypothecation, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(kk)	“Environmental Law” means any Applicable Law or Order relating to the protection of the environment or to pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including CERCLA;

(ll)	“ERISA” has the meaning set forth in Section 3.2(n)(i);

(mm)	“ERISA Affiliate” has the meaning set forth in Section 3.2(n)(i);

(nn)	“Exchange Act” has the meaning set forth in Section 1.1(iiiii);

(oo)	“Existing Debt Consent” means the Section 3.2(p)(v);

(pp)	“Existing Debt Facility” means the Second Amended and Restated Loan and Security Agreement, dated January 12, 2010, among the financial institutions named therein as the Lenders and Bank of America, N.A. as the agent, and the Company as the Borrower, as amended pursuant to Amendment No. 1 to Second Amended and Restated Loan and Security Agreement, dated September 1, 2011;

(rr)	“Fairness Opinion” means the oral and the subsequent written opinion of the Financial Advisor that the consideration to be received by the Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders, subject to the limitations and qualifications set out in the Fairness Opinion;

(ss)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of the Parent and the Company) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(tt)	“Financial Advisor” means Janney Montgomery Scott LLC, in its capacity as financial advisor to the Company Board;

(uu)	“Financial Advisor Agreements” has the meaning set forth in Section 3.2(i);

(vv)	“Foreign Benefit Plan” has the meaning set forth in Section 3.2(n)(xii);

(ww)	“Form N-14” has the meaning set forth in Section 2.4(b);

(xx)	“FTC” has the meaning set forth in Section 4.6(c);

(yy)	“Governmental Entity” or “Governmental Entities” means any applicable:

(i)	multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(ii)	any subdivision, agent, commission, board or authority of any of the foregoing; or

(iii)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(zz)	“Hazardous Material” means any chemicals or other materials, substances or wastes that are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” or that are otherwise subject to regulation as toxic or hazardous under any Environmental Law;

(aaa)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules, regulations and forms made or promulgated thereunder, as amended from time to time;

(bbb)	“Information Circular” means the proxy statement or information circular (including all appendices attached thereto), notice of meeting, proxy form and other related documents to be sent by the Company to the Shareholders and the Optionholders regarding the approval of the Arrangement Resolution at the Company Meeting, which proxy statement or information circular is part of the prospectus contained in the Form N-14 and will, unless otherwise permitted by the terms of this Agreement, contain the Company Board Recommendation;

(ccc)	“Intellectual Property Rights” has the meaning set forth in Section 3.2(q)(i);

(ddd)	“Interim Order” means the interim order of the Court, in a form reasonably acceptable to the Company and the Parent, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, supplemented or varied by the Court, with the consent of the Company and the Parent, which consent shall not be unreasonably withheld, conditioned or delayed;

(eee)	“IRS” has the meaning set forth in Section 3.2(n)(i);

(fff)	“Investment Adviser” means Prospect Capital Management LLC, a Delaware limited liability company;

(ggg)	“Investment Company Act” has the meaning set forth in Section 1.1(iiiii);

(hhh)	“Key Employee Agreements” has the meaning set forth in Paragraph D of the recitals to this Agreement;

(iii)	“Key Employees” has the meaning set forth in Paragraph D of the recitals to this Agreement;

(jjj)	“Leased Real Property” has the meaning set forth in Section 3.2(s)(ii);

(kkk)	“Loan Licenses” means the applicable loan licenses required for US New Opco to operate the business of the Company and its Subsidiaries following the Effective Date;

(lll)	“Material Adverse Change” means any change(s), event(s) or occurrence(s) which, either individually or in the aggregate, has, have or would reasonably be expected to have a Material Adverse Effect;

(mmm)	“Material Adverse Effect” means any result, fact, change, event, circumstance, occurrence or development (other than as specifically set forth on Schedule 1.1(mmm) to the Company Disclosure Schedule or the Buyer Disclosure Schedule) that: (i) has, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities, financial condition of the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable), in each case taken as a whole; or (ii) would, or would reasonably be expected to, prevent or materially delay or impede the Company’s or the Parent’s, USCo’s, the Purchaser’s and/or US New Opco’s (as applicable) ability to perform its obligations under this Agreement or to consummate the Arrangement; provided, however, that, in the case of the foregoing, any result, fact, change, event, circumstance, occurrence or development that arises out of or relates to any of the following, either alone or in combination, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been (or would be reasonably expected to occur), a Material Adverse Effect:

(i)	general national or regional political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) are organized or operates or carries on its business, and any changes in any of the foregoing;

(ii)	any change or proposed change in any Applicable Laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the interpretation, application or non-application of any Applicable Laws by any Governmental Entity;

(iii)	any general changes or developments in the industry in which the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) operate;

(iv)	the execution and delivery of this Agreement and the announcement of the execution of this Agreement or the transactions contemplated hereby, the performance of any obligation contemplated hereunder or the completion of any of the transactions contemplated hereby;

(v)	political instability or acts of war or terrorism;

(vi)	actions required to be taken under Applicable Laws or Contracts;

(vii)	the failure of the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) to meet or achieve the results set forth in any projection or forecast (provided that clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect);

(viii)	any of the historical facts disclosed in the Company SEC Documents or the Parent SEC Documents (as applicable);

(ix)	earthquakes, hurricanes or other natural disasters;

(x)	a decline in the price of the Shares or the Parent Common Stock; and

(xi)	changes in US GAAP or interpretations thereof;

provided, however, that notwithstanding the foregoing, clauses (i), (iii), (v) and (vii) shall not apply to the extent that the effects of such changes referred to therein are disproportionately adverse to the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable), taken as a whole, relative to a similarly situated company to the extent engaged in the industries and in the geographic markets in which the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) conduct their business;

(nnn)	“Material Company Contract” has the meaning set forth in Section 3.2(l)(i);

(ooo)	“Nasdaq” means the Nasdaq Global Select Market;

(ppp)	“Necessary Consents” has the meaning set forth in Section 3.2(p);

(qqq)	“NLRB” has the meaning set forth in Section 3.2(v)(ii);

(rrr)	“Optionholder” has the meaning set forth in the Plan of Arrangement;

(sss)	“Options” means the outstanding options to acquire Shares which have been granted pursuant to the Company Stock Option Plans;

(ttt)	“Order” has the meaning set forth in Section 7.1(j);

(uuu)	“Originated Company Loans” means, as of the date in question, all outstanding secured or unsecured loans, advances or credit lines originated and held by any of the Company or the Company Subsidiaries (other than those written off as bad debts);

(vvv)	“Parent” has the meaning set forth in the preamble;

(www)	“Parent Common Stock” means the common stock, par value $0.001 per share of the Parent;

(xxx)	“Parent Intellectual Property Rights” has the meaning set forth in Section 3.1(q);

(zzz)	“Parent Policies” has the meaning set forth in Section 3.1(t);

(aaaa)	“Parent SEC Documents” has the meaning set forth in Section 3.1(e)(i);

(bbbb)	“Party” means any one of the Parent, USCo, the Purchaser, US New Opco or the Company, and “Parties” means all of them, as the context requires;

(cccc)	“Permitted Encumbrances” means (i) statutory Encumbrances for current Taxes not yet due and payable or Taxes being contested in good faith for which adequate reserves are maintained on the books, (ii) mechanics’, carriers’, workers’, repairers’ and other similar Encumbrances imposed by Applicable Law arising or incurred in the ordinary course of business for obligations not yet due, (iii) in the case of leases of vehicles and other leased personal property, Encumbrances which do not, individually or in the aggregate, materially impair the use of such leased equipment or other leased personal property, (iv) other Encumbrances incidental to the operation of the business of the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) or the ownership of their assets and properties which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of the assets encumbered thereby or materially interfere with the use thereof, (v) in the case of licenses or other rights to use Intellectual Property Rights, Encumbrances or other restrictions arising from the terms thereof, and (vi) Encumbrances on leases of real property arising from the provisions of such leases, including in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity with respect to such Leased Real Property, where such agreements or conditions are necessary or beneficial to the continued use and occupancy of the assets and properties of the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable);

(dddd)	“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(eeee)	“Plan” or “Plan of Arrangement” means the plan of arrangement to be substantially in the form and content of Schedule B attached hereto as amended or varied pursuant to the terms hereof and thereof;

(ffff)	“Portfolio Company” or “Portfolio Companies” have the meaning set forth in Section 3.1(g);

(gggg)	“Portfolio Company Agreement” has the meaning set forth in Section 3.1(a);

(hhhh)	“Purchased Company Loans” means as of the date in question, any outstanding secured or unsecured loans, advances or credit lines held by any of the Company or the Company Subsidiaries and acquired from or through others (other than those written off as bad debts);

(iiii)	“Purchaser” has the meaning set forth in the preamble;

(jjjj)	“Purchaser Termination Fee” has the meaning set forth in Section 7.2(d);

(kkkk)	“Real Property Leases” has the meaning set forth in Section 3.2(s)(ii);

(llll)	“Recent Balance Sheet” has the meaning set forth in Section 3.2(m)(i);

(mmmm)	“Regulatory Law” shall mean the United States Sherman Act, as amended, the United States Clayton Act, as amended, the HSR Act, and the United States Federal Trade Commission Act, as amended;

(nnnn)	“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the environment;

(oooo)	“Representatives” means, as to any Person, its directors, officers, employees (identified on Annex II), agents and representatives acting on such Person’s behalf, including such Person’s investment banker, financial advisor, attorney, accountant or similar advisor;

(pppp)	“Revised Termination Deadline” has the meaning set forth in Section 7.3;

(qqqq)	“Sales Material” has the meaning set forth in Section 3.1(n);

(rrrr)	“Sarbanes-Oxley Act” has the meaning set forth in Section 3.1(e)(iv);

(ssss)	“SEC” has the meaning set forth in Section 1.1(iiiii);

(tttt)	“Securities Act” has the meaning set forth in Section 1.1(iiiii);

(uuuu)	“Securities Authority” means the appropriate securities commissions or similar regulatory authorities in the United States (including the SEC);

(vvvv)	“Shareholder Approval” has the meaning set forth in Section 2.2(b);

(wwww)	“Shareholders” means the beneficial owners and/or holders of record of issued and outstanding Shares;

(xxxx)	“Shares” means the Common Shares, without par value, which the Company is authorized to issue as presently constituted;

(yyyy)	“Subsidiary” means, with respect to any Person, (i) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (A) owns more than fifty percent (50%) of the outstanding shares of capital stock having generally the right to vote in the election of directors or (B) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (ii) any partnership with respect to which (A) such Person or a Subsidiary of such Person is a general partner, (B) such Person and its Subsidiaries together own more than fifty percent (50%) of the interests therein or (C) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (iii) any limited liability company with respect to which (A) such Person or a Subsidiary of such Person is the sole manager or managing member, (B) such Person and its Subsidiaries together own more than fifty percent (50%) of the interests therein or (C) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (iv) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (A) more than a fifty percent (50%) ownership interest or (B) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof;

(zzzz)	“Superior Proposal” means any bona fide written Acquisition Proposal that is not solicited by the Company in violation of Section 4.2 and that a majority of the Company Board determines in good faith, after consultation with the Financial Advisor and outside legal counsel:

(i)	is reasonably capable of being completed in accordance with such Acquisition Proposal’s terms, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal and other relevant factors, including, among other things, all of the terms and conditions of such Acquisition Proposal and this Agreement (in each case taking into account any changes to this Agreement or the transactions contemplated hereby (or any other proposals) made or proposed in writing by the Parent prior to the time of determination), including financing, regulatory approvals and termination fee provisions; and

(ii)	would, if completed in accordance with such Acquisition Proposal’s terms, result in a transaction more favorable to the Shareholders than the Arrangement from a financial point of view;

provided that for purposes of this definition of “Superior Proposal,” the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “eighty-five (85%)”;

(aaaaa)	“Superior Proposal Notice” shall have the meaning ascribed thereto in Section 4.3(a)(ii);

(bbbbb)	“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including any tax on or based upon net income, gross income, earnings, profits or selected items of income, earnings or profits and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, health taxes, payroll taxes, employment taxes, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, and any installments in respect thereof; together with any interest and any penalties or additional amounts imposed by any Government Entity in respect thereof;

(ccccc)	“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and the rules, regulations and forms made or promulgated thereunder, as amended from time to time;

(ddddd)	“Tax Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

(eeeee)	“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(fffff)	“Technology” has the meaning set forth in Section 3.2(q)(vii);

(ggggg)	“Termination Deadline” means June 12, 2014 or such other date as the Parties hereto may otherwise agree upon in writing;

(hhhhh)	“Treas. Reg.” means a regulation promulgated by the United States Treasury pursuant to the Tax Code;

(iiiii)	“United States Securities Laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Investment Company Act of 1940 (the “Investment Company Act”) and the Investment Advisers Act of 1940 (the “Investment Advisers Act”), each as amended from time to time, and the rules, regulations and forms made or promulgated under any such statute and the published policies, bulletins and notices of the United States Securities and Exchange Commission (the “SEC”), as well as any applicable rules or requirements of any self-regulatory organization (including Nasdaq) mandated thereby or promulgated thereunder from time to time;

(jjjjj)	“USCo” has the meaning set forth in the preamble;

(kkkkk)	“US GAAP” means generally accepted accounting principles in the United States applied on a consistent basis;

(lllll)	“US New Opco” has the meaning set forth in the preamble; and

(mmmmm)	“409A Plan” has the meaning set forth in Section 3.2(n)(vii).

In addition, words and terms used but not defined herein that are defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement, the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Plan of Arrangement, and not to any particular article, section or other portion hereof or thereof, and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto. The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.4	Date of Any Action

If the date on which any action is required to be taken hereunder by any Party hereto is not a Business Day in the place where the action is required to be taken, that action will be required to be taken on the next succeeding day which is a Business Day in that place.

1.5	References to the Company

A reference in a representation, warranty or covenant in this Agreement to the “Company” shall, unless the context requires otherwise, be deemed to mean the Company and the Company Subsidiaries, taken as a whole.

1.6	References to Statutes

A reference to a statute includes all regulations made thereunder, and all amendments to the statute or regulations in force from time to time.

1.7	References to Persons

A reference to a Person includes any successor to that Person.

1.8	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributed thereto under US GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with US GAAP.

1.9	Knowledge

Each reference herein to the knowledge of the Company or a Company Subsidiary means, unless otherwise specified, the actual knowledge of the Key Employees and directors of the Company. Each reference herein to the knowledge of a Party other than the Company or its Subsidiaries means, unless otherwise specified, the actual knowledge of the executive officers and directors of such Party hereto.

1.10	Discretion of the Parties

When this Agreement refers to a party’s “sole discretion”, such phrase means that Party’s sole and absolute discretion as to process and result, which shall be final for all purposes hereunder, to be exercised (to the fullest extent the law permits) as arbitrarily and capriciously as that Party may wish, for any reason, subject to no standard of reasonableness or review and part of no claim before any court, arbitrator or other tribunal or forum or otherwise.

1.11	Commercially Reasonable Efforts

Commercially reasonable efforts shall mean customary efforts that a prudent Person desirous of achieving a result would use in similar circumstances after taking into account both the overall costs to achieve the results and the overall benefits expected to be achieved as a result of the transactions contemplated by this Agreement.

1.12	Schedules

The Company Disclosure Schedule is provided to the Parent, USCo, the Purchaser and US New Opco as of the date of this Agreement. The Buyer Disclosure Schedule is provided to the Company as of the date of this Agreement.

ARTICLE 2

THE ARRANGEMENT

2.1	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date.

2.2	Interim Order

As soon as is reasonably practicable after the date of execution of this Agreement, the Company shall apply to the Court for and, in cooperation with the Parent, prepare, file and diligently pursue an Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and for the Company Meeting and for the manner in which such notice is to be provided;

(b)	that the only requisite approval required for the Arrangement Resolution shall be 75% of the votes cast, in Person or by proxy, on the Arrangement Resolution by the Shareholders and the Optionholders at the Company Meeting (the “Shareholder Approval”);

(c)	for the grant of Dissent Rights to the Shareholders and, if required by Applicable Laws, the Optionholders who are registered holders of Shares or Options as contemplated in the Plan of Arrangement;

(d)	that, in all other respects, the terms, restrictions and conditions of the Articles of the Company, including the quorum requirement and other matters, shall apply in respect of the Company Meeting;

(e)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting, subject to the terms of this Agreement, may be adjourned or postponed from time to time by the Company without the need for any additional approval of the Court; and

(g)	that the record date for the Shareholders and the Optionholders entitled to notice of, and to vote at, the Company Meeting will not change in respect of any postponement or adjournment of the Company Meeting.

2.3	Implementation Steps by the Company

(a)	In a timely and expeditious manner, the Company shall:

(i)	forthwith carry out such terms of the Interim Order as are required thereby to be carried out by the Company;

(ii)	subject to the terms of this Agreement, the Company shall:

(A)	solicit proxies in favor of the Arrangement Resolution;

(B)	make the Company Board Recommendation at the Company Meeting, in the Form N-14 and the Information Circular forming part thereof, and in any other solicitation relating to the Arrangement Resolution; and

(C)	not withdraw, modify, qualify or change in a manner adverse to the Parent, USCo, the Purchaser or US New Opco, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to the Parent, USCo, the Purchaser or US New Opco, the Company Board Recommendation, or fail to recommend against acceptance of any third-party tender offer or exchange offer within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, except, in each case, as permitted by this Agreement;

(iii)	use commercially reasonable efforts to convene the Company Meeting as soon as reasonably practicable after the date on which the Parent’s registration statement on Form N-14 is declared effective by the SEC and the Interim Order approving the Plan has been issued, and in any event no later than 90 days after the mailing of the Information Circular, in the manner provided in the Interim Order;

(iv)	provide notice to the Purchaser of the Company Meeting and allow Representatives of the Parent, USCo, the Purchaser and US New Opco to attend the Company Meeting;

(v)	conduct the Company Meeting in accordance with the Interim Order and Applicable Laws; and

(vi)	take all such actions as may be required under the BCBCA to effect the Arrangement.

(b)	The Company will advise the Purchaser, not less than weekly and then at least on a daily basis on each of the five (5) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

(c)	Except as permitted in this Agreement, the Company shall not adjourn, postpone or cancel the Company Meeting (or propose to do so), except:

(i)	if a quorum is not present at the Company Meeting;

(ii)	if required by Applicable Laws;

(iii)	if required by the Shareholders; or

(iv)	if otherwise agreed to in writing by the Company and the Parent.

(d)	The Company shall provide the Purchaser with a copy of any purported exercise of the Dissent Rights and written communications with any Shareholder or Optionholder purportedly exercising such Dissent Rights and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the Arrangement or the other transactions contemplated by this Agreement, without the prior consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)	In a timely and expeditious manner, the Parent shall prepare (in consultation with the Company) and file any mutually agreed (or as otherwise required by Applicable Laws) amendments or supplements to the Form N-14 and the Information Circular forming part thereof (which amendments or supplements shall be in a form satisfactory to the Company, acting reasonably) with respect to the Company Meeting and the Parties shall mail, or cause to be mailed, such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof.

(f)	Upon the request of the Purchaser, the Company will cause to be prepared and provide to the Purchaser (i) a list of the registered holders of Shares and (ii) a list of the registered holders of Options, each within five (5) Business Days after the date on which the Company receives a written request for such list(s), and thereafter the Company will promptly obtain and deliver to the Purchaser, upon reasonable request, supplemental lists setting forth any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

(g)	Except for proxies and other non-substantive communications, the Company shall furnish promptly to the Purchaser a copy of each notice, report, schedule or other document or communication delivered, filed or received by the Company in connection with this Agreement, the Arrangement and the transactions contemplated in this Agreement, the Interim Order or the Company Meeting or any other meeting at which all the Shareholders are entitled to attend relating to special business, any filings made under any Applicable Law and any dealings or communications with any Governmental Entity, securities regulatory authority or stock exchange in connection with, or in any way materially affecting, the transactions contemplated by this Agreement.

2.4	Implementation Steps by the Purchaser

Subject to the terms of this Agreement, the Parent, USCo, the Purchaser and US New Opco will:

(a)	cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order to the extent the terms thereof are consistent with this Agreement and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to Applicable Laws) of each of the conditions set forth in Article 5 (excluding conditions that by their terms cannot be satisfied until the Effective Time, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Time), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Entities, necessary or desirable to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them; and

(b)	prepare and file, with the assistance of the Company, a registration statement on Form N-14 (the “Form N-14”), of which the Information Circular is a part of the prospectus (which shall be in a form satisfactory to the Parties, acting reasonably); provided, however, that Parent shall not be obligated to file the Form N-14, or any amendment thereto, or any modification of or supplement to the prospectus or Information Circular forming a part thereof, if the Parent reasonably determines that the Company has not provided the Parent with such information regarding the Company as is necessary for the Parent to comply with the standard set forth in Section 2.5(b) without regard to the parenthetical at the end thereof or that the information provided by the Company does not meet the standard set forth in Section 2.5(b) without regard to the parenthetical at the end thereof .

2.5	Form N-14

(a)	The Parties will, in consultation with each other:

(i)	as soon as reasonably practicable after the execution of this Agreement, prepare documents other than the Form N-14 (addressed in Section 2.4(b)) required by the BCBCA or Applicable Laws in connection with the approval of the Arrangement Resolution by the Shareholders and the Optionholders at the Company Meeting;

(ii)	cooperate with each other in the preparation and filing of the Form N-14 and the Information Circular forming part thereof, and provide the other Party and its counsel with a reasonable opportunity to review and comment on drafts of the Form N-14 and other documents related thereto prior to filing the Form N-14 with applicable Governmental Entities and mailing the Information Circular to the Shareholders and the Optionholders and will give reasonable consideration to such comments;

(iii)	in a timely and expeditious manner, furnish the other Party with all such information regarding itself as may reasonably be required to be included in the Form N-14 and the Information Circular forming part thereof pursuant to Applicable Laws and any other documents related thereto. Each Party will provide to the other a certificate signed by a duly authorized executive officer thereof, certifying that the information relating to such Party contained in the Form N-14 does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(iv)	as soon as reasonably practicable after the date of this Agreement, and, in any event, not later than twenty (20) Business Days after the date of this Agreement, cause the Form N-14 to be filed with the SEC, and use commercially reasonable efforts to resolve (and will communicate to and cooperate with each other in resolving) all SEC comments with respect to the Form N-14 as promptly as practicable after receipt thereof; no filing of, or amendment or supplement to, the Form N-14 (including the Information Circular forming a portion thereof) will be made by the Parent, without providing the Company and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments.

(v)	as soon as reasonably practicable, and in any event, not later than seven (7) Business Days after the Parent’s registration statement on Form N-14 is declared effective by the SEC, the Company will apply for, and submit the Form N-14 in connection with, the Interim Order; and

(vi)	as soon as reasonably practicable after the issuance of the Interim Order, and, in any event, not later than seven (7) Business Days following such issuance, cause the Information Circular to be sent to the Shareholders and the Optionholders and filed as required by the Interim Order and Applicable Laws.

(b)	The Parent shall ensure that the Form N-14 complies in all material respects with Applicable Laws, and, without limiting the generality of the foregoing, that the Form N-14 (including with respect to any information incorporated therein by reference) complies in all material respects with the requirements of all United States Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information furnished by the Company).

(c)

The Company, on the one hand, and each of the Parent, USCo, the Purchaser and US New Opco, on the other hand, will each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company, only with respect to the Company and, in the case of each of the Parent, USCo, the Purchaser and US New Opco, with respect to the Parent, USCo, the Purchaser and US New Opco) that the Form N-14 or any other document referred to in Section 2.5(b) contains any material misrepresentation or omission of a material fact or otherwise requires any amendment or supplement. In any such event, the Company and the Parent, USCo, the Purchaser and US New Opco will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Form N-14 or such other document, as the case may be, and any related press release or other document necessary or desirable in connection therewith.

2.6	Court Proceedings

The Company will provide legal counsel to the Parent, USCo, the Purchaser and US New Opco with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to Applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.6 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require the Purchaser to agree or consent to any increase in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the Parent’s, USCo’s or the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. In addition, the Company will not object to legal counsel to the Parent, USCo, the Purchaser and US New Opco making such submissions in favor of the consummation of the Arrangement on the hearing of the motion for the Interim Order and the application for the Final Order, consistent with the terms of this Agreement and the Plan of Arrangement, as such counsel considers appropriate, provided that the Company and its legal counsel are advised of the nature of any submissions prior to the hearing. The Company will also provide legal counsel to the Parent, USCo, the Purchaser and US New Opco on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

2.7	Dissenting Securityholders

The Company will give the Purchaser:

(a)	prompt notice of any written notice of any dissent or purported exercise by any Shareholder and, if applicable, Optionholder of Dissent Rights, any withdrawal of such a notice, and any other instruments served pursuant to Dissent Rights and received by the Company; and

(b)	the opportunity to participate in all negotiations and proceedings with respect to any such dissent, notice or instrument. The Company shall not make any payment or settlement offer, or agree to any such settlement, at any time with respect to any such dissent, notice or instrument unless the Purchaser, acting reasonably, shall have given its written consent to such payment or settlement offer, as applicable.

2.8	Final Order

Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, the Company shall forthwith take all actions reasonably necessary or desirable to submit the Arrangement to the Court and to apply to the Court for the Final Order (and in any event within ten (10) Business Days after obtaining Shareholder Approval of the Arrangement Resolution) in form and substance satisfactory to the Parent, USCo, the Purchaser and US New Opco, acting reasonably. Upon receipt of the Final Order, the Company shall promptly carry out the terms of the Final Order.

2.9	Payment of Consideration

The Purchaser will, and the Parent and USCo shall cause the Purchaser to, at the Effective Time, deposit or cause to be deposited with the Depositary Parent Common Stock in an aggregate amount sufficient to satisfy the payment obligations contemplated by Section 3.1(d) of the Plan. The Purchaser will, and the Parent and USCo shall cause the Purchaser to, at the Effective Time, deposit or cause to be deposited with the Depositary cash in an aggregate amount sufficient to satisfy the payment obligations contemplated by Section 3.1(a).

2.10	Arrangement

The Arrangement shall be completed on the terms and subject to the conditions contained in this Agreement and in the Plan of Arrangement.

2.11	Closing

Unless this Agreement is terminated pursuant to the provisions hereof, closing of the Arrangement shall occur at the offices of Foley & Lardner LLP, 321 North Clark Street, Suite 2800, Chicago, Illinois 60654, at 11:00 a.m., Chicago time, on the Effective Date (or at such other time and location as the Parties shall agree in writing), and each of them shall deliver to the other Parties hereto:

(a)	the documents required or contemplated to be delivered by it hereunder in order to complete, or necessary or reasonably requested to be delivered by it by one of the other Parties hereto in order to effect, the Arrangement and the transactions contemplated herein, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective at the Effective Time and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b)	written confirmation as to the satisfaction or waiver of all of the conditions in its favor contained in Article 5.

2.12	Filings

Subject to the rights of termination contained in Article 7, upon the Shareholders and the Optionholders approving the Arrangement in accordance with the Interim Order, the Company obtaining the Final Order and the other conditions contained in Article 5 being complied with or waived, the Company, in consultation with the Purchaser, shall on the Effective Date file, with the Registrar appointed under the BCBCA, the Arrangement Filings.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Parent, USCo, the Purchaser and US New Opco

Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement or in corresponding sections of the disclosure schedule delivered by the Parent (the “Buyer Disclosure Schedule”) to the Company concurrently with execution and delivery of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Section 3.1, as an exception to one or more representations or warranties contained in this Section 3.1 to the extent such disclosure is set forth in the corresponding section of the Buyer Disclosure Schedule, or in response to one or more of the Parent’s, USCo’s, the Purchaser’s and/or US New Opco’s covenants contained in this Agreement; provided, however, that notwithstanding anything to the contrary herein, the mere inclusion of an item in such schedule the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Section 3.1 or as an exception to one or more representations or warranties contained in this Section 3.1 shall not be deemed an admission that such item represents a material fact, event or circumstance or a material exception or that such item has had or would have a Material Adverse Effect on the Parent, USCo and/or the Purchaser), the Parent, USCo, the Purchaser and US New Opco hereby, jointly and severally, represent and warrant to the Company as follows, and acknowledge that the Company is relying upon such representations and warranties in connection with the Arrangement and the other transactions contemplated herein and in entering into this Agreement, as follows:

(a)

Organization and Qualification; Subsidiaries and Portfolio Companies. The Parent owns, directly or indirectly, all of the shares of stock or limited partnership interests of (i) the Purchaser, (ii) US New Opco and (iii) USCo and, as of September 30, 2013, the Parent owned, directly or indirectly, the securities of the entities identified in Parent’s Form 10-Q for the period ending September 30, 2013 in the Consolidated Schedule of Investments as Portfolio Companies and, as of such date, did not own any securities of any other entity. Each of the Parent,

USCo, the Purchaser and US New Opco is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Applicable Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted. Each of the Parent, USCo, the Purchaser and US New Opco is duly licensed or qualified to do business, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to (i) have a Material Adverse Effect on the Parent, USCo, the Purchaser or US New Opco or (ii) prevent or materially delay or impede the ability of the Parent, USCo, the Purchaser and/or US New Opco to perform their or its obligations under this Agreement or consummate the Arrangement. Each of USCo, the Purchaser and US New Opco has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. The Parent owns, directly or indirectly, all outstanding voting securities and equity securities (or equivalents) of each of USCo, the Purchaser and US New Opco free and clear of all Encumbrances, and there are no outstanding securities (or equivalents) convertible into or exchangeable for any ownership interest in any voting securities or equity securities (or equivalents) of any such entity, nor any option agreement or other Contract of the Parent providing for or requiring the issuance of any ownership interest (or any securities convertible or exchangeable into any such ownership interest) in any voting securities (or equivalents) of any such entity. Parent has duly authorized, executed and delivered any agreements pursuant to which it made the investments in the Portfolio Companies (each a “Portfolio Company Agreement”). Except as otherwise disclosed in the Parent SEC Documents, each Portfolio Company is current with all its obligations under the applicable Portfolio Company Agreements, no event of default (or a default which with the giving of notice or the passage of time would become an event of default) has occurred under such agreements, except to the extent that any such failure to be current in its obligations and any such default would not reasonably be expected to result in a Material Adverse Change.

(b)

Authority. Each of the Parent, USCo, the Purchaser and US New Opco has all necessary power, authority and capacity to enter into, deliver and perform its obligations under this Agreement and to complete the transactions and fulfill its obligations contemplated hereby. The execution and delivery of this Agreement and the completion by the Parent, USCo, the Purchaser and US New Opco of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Parent, USCo, the Purchaser and US New Opco, as the case may be, and no other proceedings on the part of the Parent, USCo, the Purchaser or US New Opco or their respective shareholders and/or other security holders, as the case may be, are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion by the Parent, USCo, the Purchaser and US New Opco of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent, USCo, the Purchaser and US New Opco and (assuming the due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each of the Parent, USCo, the Purchaser and US New Opco enforceable against the Parent, USCo, the Purchaser and US New Opco, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunctive relief may be granted only in the discretion of a court of competent jurisdiction.

(c)	Capitalization. The Parent is authorized to issue 500,000,000 shares of Parent Common Stock. As of the close of business on December 11, 2013 (the “Parent Capitalization Date”), 295,294,529 Shares were outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and as of September 30, 2013, 70,377,219 shares of Parent Common Stock were reserved for issuance. The Parent Common Stock issuable pursuant to this Agreement, (x) will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (y) will be issued in accordance with the requirements of the Securities Act and the Investment Company Act and all other material Applicable Laws.

(d)	Derivative and Other Securities. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Parent may vote (“Voting Debt”) is issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement and except as disclosed in the Parent SEC Documents, the Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent preferred stock, Voting Debt of the Parent or any other equity securities of the Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent preferred stock, Voting Debt of the Parent or other equity securities of the Parent.

(e)	SEC Filings; Internal Controls; Sarbanes-Oxley Act Compliance.

(i)

The Parent has filed with or furnished to, as applicable, the SEC on a timely basis all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since March 31, 2011 (the “Parent SEC Documents”).

As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the United States Securities Laws. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Parent is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(ii)	The Parent has implemented and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP.

(iii)	The Parent has implemented and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all material information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Parent required under the Exchange Act and the Sarbanes-Oxley Act (as defined below) with respect to such reports. To the knowledge of the Parent, it has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(iv)	Each of the principal executive officer and the principal financial officer of the Parent has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Parent SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Parent or any of its Subsidiaries.

(f)	Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or as set forth in Schedule 3.1(f) to the Buyer Disclosure Schedule, since June 30, 2012:

(i)	the Parent has conducted its business in the ordinary course;

(ii)	USCo, the Purchaser and US New Opco have not conducted any operations;

(iii)	the Parent has not incurred or suffered a Material Adverse Change; and

(iv)	there has not been any action taken by the Parent, USCo, the Purchaser or US New Opco that would have required the consent or approval of the Parent under Section 4.4 if such action was taken after the date of this Agreement.

(g)

Financial Statements, Guarantees and Commitments. The consolidated financial statements of the Parent included in the Parent SEC Documents have been prepared in accordance with US GAAP (except (i) in the case of unaudited quarterly statements, as permitted by Form 10-Q under the Exchange Act and the rules and regulations of the SEC referred to therein and/or (ii) as may be indicated in the notes thereto) and the rules and regulations under United States Securities Laws and fairly present in all material respects the consolidated financial position of the Parent at the respective dates indicated therein and the consolidated results of operations of the Parent for the respective periods set forth therein, subject, in the case of any unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. None of the Parent, USCo, the Purchaser or US New Opco has any off-balance sheet liabilities or other contractual obligations that are reasonably likely to have a current or future material adverse effect on their combined financial condition, other than those which originate from the Investment Advisory Agreement with the Investment Adviser, the Administration Agreement with the Administrator and the Portfolio Companies. Except as disclosed in the Parent SEC Documents and reflected in the Parent’s consolidated financial statements filed with the SEC prior to the date of this Agreement, the Parent has no liabilities of any nature (whether accrued, absolute or contingent), other than liabilities incurred in the ordinary course of business consistent with past practice after June 30, 2013, that, individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in the Parent SEC Documents as a control investment, as of the respective dates thereof the Parent did not control (as such term is defined in Section 2(a)(9) of the Investment Company Act) any of the entities described in the applicable Parent SEC Documents as portfolio companies (each a “Portfolio Company” and collectively, the “Portfolio Companies”). Except as otherwise disclosed in Section 3.1(g) of the Buyer Disclosure Schedule, the Parent is not required, in accordance with Article 6 of Regulation S-X under the Securities Act, to consolidate the financial statements of any corporation, association or other entity with the Parent’s financial statements.

(h)	No Conflict or Violation. The execution and delivery of this Agreement by each of the Parent, USCo, the Purchaser and US New Opco, and the performance by each of the Parent, USCo, the Purchaser and US New Opco of its respective obligations hereunder and the completion of the transactions (including the Arrangement) contemplated hereby, do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach or violation of, default under, or require any consent or approval to be obtained under, any Applicable Laws;

(ii)	result in a contravention, conflict, violation or breach of, default under, or required any consent or approval to be obtained under, its articles or certificate of incorporation, bylaws or similar organizational documents; or

(iii)	result in a contravention, violation, conflict or breach of, default under or termination of, or acceleration or permit the acceleration of the performance required by, any agreement, contract, covenant, undertaking, commitment, instrument, license, permit or authorization to which it is a party or by which it is bound, except, in the case of each of clauses (i) and (iii) above, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Parent or prevent or materially impede or delay the consummation of the Arrangement.

(i)	No Brokers or Finders. None of the Parent or any of its Subsidiaries, including USCo, the Purchaser and US New Opco, nor any of their respective Representatives, has retained, employed or used any investment banking firm, financial advisor, broker or finder in connection with, or has any liability or obligation to pay any fees or commissions to any investment banking firm, financial advisor, broker or finder with respect to, the transactions contemplated hereby or the negotiation thereof.

(j)	Permits; Compliance with Laws. Except as disclosed in the Parent SEC Documents or Schedule 3.1(j) to the Buyer Disclosure Schedule, and except as, individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect, the Parent, USCo, the Purchaser and US New Opco hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities that are necessary for the operation of their businesses as now being conducted (collectively, the “Parent Permits”), and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of the Parent, threatened. The Parent, USCo, the Purchaser and US New Opco are in compliance with the terms of the Parent Permits, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect. The Parent, USCo, the Purchaser and US New Opco are in compliance with all Applicable Laws, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.1(j) to the Buyer Disclosure Schedule, neither the Parent nor USCo, the Purchaser or US New Opco has received any written notice of noncompliance with respect to any Applicable Laws during the five (5) years prior to the date of this Agreement.

(k)	Legal Proceedings. There are no claims, actions, suits, arbitrations, proceedings or investigations commenced against or involving any of the Parent, USCo, the Purchaser or US New Opco (whether in progress or, to the knowledge of any of the Parent, USCo, the Purchaser or US New Opco, threatened) that, if adversely determined, would prevent or materially impede or delay the completion of the Arrangement, and, to the knowledge of the Parent, USCo and/or the Purchaser, no event has occurred which might reasonably be expected to give rise to any such Proceeding. There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Entity outstanding against the Parent, USCo and/or the Purchaser that would reasonably be expected to prevent or materially impede or delay the completion of the Arrangement.

(l)

Investment Advisory Agreement; Other Material Agreements. (i) The terms of the Investment Advisory Agreement with the Investment Adviser, including compensation terms, comply in all material respects with all applicable provisions of the Investment Company Act and the Investment Advisers Act and (ii) the approvals by the Board of Directors and the stockholders of the Parent of the Investment Advisory Agreement have been made in accordance with the requirements of Section 15 of the Investment Company Act applicable to companies that have elected to be regulated as business development companies under the Investment Company Act. The Parent has filed with the Parent SEC Documents all of the agreements and contracts required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act and Form N-2 (each a “Material Parent Contract”), and (A) each Material Parent Contract is valid and binding on the Parent and/or its Subsidiaries, (B) neither the Parent nor any Subsidiary has received notice of claims or default under any Material Parent

Contract or any notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Parent Contract and neither the Parent nor any Subsidiary is in material breach or violation of, or default under, any Material Parent Contract, (C) neither the execution of this Agreement nor the consummation of any transaction contemplated by this Agreement shall, with or without the lapse of time, constitute a default under, give rise to cancellation rights under, or otherwise materially adversely affect any of the material rights of the Parent or any Subsidiary under any Material Parent Contract, and (D) to the Parent’s knowledge, each other party to each Material Parent Contract has in all material respects performed the obligations to be performed by it under each Material Parent Contract.

(m)	Employee Benefits. Neither Parent, USCo, the Purchaser nor US New Opco has a bonus, profit sharing or retirement plan, and directors of such entities do not receive any pension or retirement benefits. Neither Parent, USCo, the Purchaser nor US New Opco pays, nor does it intend to pay, directly any annual cash compensation to its executive officers for their services as executive officers.

(n)	Advertisements. As of the respective times of use, any written or electronic advertising or sales literature or other written or electronic promotional material authorized in writing by or prepared by Parent used in connection with the public offering of the Parent securities since January 1, 2011 (collectively, “Sales Material”), if any, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. Moreover, all Sales Material, if any, complied and will comply in all material respects with the applicable requirements of the Securities Act and the Investment Company Act and the rules and interpretations of the Financial Industry Regulatory Authority (FINRA).

(o)	The Parent Board Approval. By resolutions duly adopted at a meeting of the Parent directors duly called and held, the Parent Board has approved the issuance of shares of the Parent Common Stock pursuant to this Agreement. Such resolutions have not subsequent to the date of their adoption been rescinded or modified in any manner. Parent Board approval is not required by Applicable Laws or otherwise to approve and adopt this Agreement or the transactions contemplated herein (other than the issuance of shares of Parent Common Stock), including the Arrangement.

(p)	Required Approvals. No authorization, license, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Entity or any other Person is necessary for the execution and delivery by the Parent, USCo, the Purchaser or US New Opco of this Agreement, the performance by the Parent, USCo, the Purchaser or US New Opco of its obligations hereunder and the completion by the Parent, USCo, the Purchaser and US New Opco of the Arrangement, other than:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain or effectuate the Final Order;

(iii)	such filings and other actions required under United States Securities Laws as are contemplated by this Agreement;

(iv)	such consents, approvals, orders, authorizations, declarations, filings, waivers or other actions required under the HSR Act or any other Regulatory Law;

(v)	the application to list additional shares on NASDAQ; and

(vi)	any consents, approvals, orders, authorizations, declarations, filings, waivers or other actions, the making or obtaining of which are not material to the operations of the Company, the Parent, USCo, the Purchaser or US New Opco.

(q)	Intellectual Property; Software and other Technology. The Parent, USCo, the Purchaser and US New Opco own, license or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Parent Intellectual Property Rights”) reasonably necessary to conduct their business as described in the Parent SEC Documents and as contemplated by this Agreement; and the expected expiration of any of such Parent Intellectual Property Rights would not result in a Material Adverse Effect. The Parent has not received any notice of infringement or conflict with asserted Parent Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the Parent’s knowledge, none of the technology, if any, employed by the Parent has been obtained or is being used by the Parent in violation of any contractual obligation binding on the Parent or any of its officers, directors or employees or otherwise in violation of the rights of any persons.

(r)	Interested Persons. Except as disclosed in the Parent SEC Documents, (i) no person is serving or acting as an officer, director or investment adviser of the Parent, except in accordance with the provisions of the Investment Company Act and the Investment Advisers Act, and (ii) except as disclosed in the Parent SEC Documents, no director of the Parent is an “interested person” (as defined in the Investment Company Act) of the Parent.

(s)	Real Property. Neither the Parent, USCo, the Purchaser or US New Opco own any real estate or other physical properties materially important to their operations.

(t)	Insurance. Schedule 3.1(t) of the Buyer Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Parent as of the date of this Agreement (the “Parent Policies”), together with, in respect of each such Policy, the name of the insurer, the first named insured, the policy number, the type of policy, the period and amount of coverage, and the deductible. A true and complete copy of each Policy currently in effect has been made available to the Company. All such Parent Policies are valid and binding and in full force and effect. Except as indicated on Schedule 3.1(t), none of the Parent Policies will be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or consummation of the Arrangement, and Parent is not in material breach or default of any of the Parent Policies. No notice of cancellation or termination has been received by the Parent with respect to any of the Parent Policies.

(u)	Affiliate Transactions. Schedule 3.1(u) to the Buyer Disclosure Schedule sets forth a correct and complete list of all leases, contracts, agreements or other arrangements (whether written or oral) between the Parent, USCo, the Purchaser or US New Opco, on the one hand, and any Affiliate of the Parent, on the other hand, and such lease, contract, agreement or other arrangement (whether written or oral) as of the time it was entered into and as of the time of any amendment or renewal thereof were in compliance with Section 57 of the Investment Company Act and any other applicable provisions of the Investment Company Act.

(v)	Information Circular and Form N-14. The information supplied by the Parent, USCo, the Purchaser and US New Opco for inclusion in the Form N-14 will not, on the date that the Information Circular (or any amendment or supplement thereto) is first mailed to Shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall not, at the time of Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that shall have become false or misleading, except that no representation or warranty is made by the Parent, USCo, the Purchaser or US New Opco with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company or any of its Representatives for inclusion in the Form N-14.

(w)	Environmental Matters. The Parent, the Investment Adviser, the Administrator and, to the knowledge of the Parent, each Portfolio Company (i) are in compliance with any and all Environmental Laws; (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

(x)	Capitalization of USCo, the Purchaser and US New Opco. All of the issued and outstanding capital stock and other securities of the Purchaser are, and at the Effective Time will be, owned by USCo, and the Purchaser is a direct wholly-owned subsidiary of USCo. All of the issued and outstanding interests of USCo are, and at the Effective Time will be, owned by the Parent and USCo is a direct and indirect, wholly-owned subsidiary of the Parent. All of the issued and outstanding interests of US New Opco are, and at the Effective Time will be, owned by USCo, and US New Opco is a direct wholly-owned subsidiary of USCo. None of USCo, the Purchaser or US New Opco has conducted any business prior to the date of this Agreement, and none of them has nor will either of them have, prior to the Effective Time, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

(y)	BDC Election. The Parent has elected to be regulated as a business development company under the Investment Company Act and has filed with the SEC, pursuant to Section 54(a) of the Investment Company Act, a duly completed and executed the Notification of Election; the Parent has not filed with the SEC any notice of withdrawal of the Notification of Election pursuant to Section 54(c) of the Investment Company Act; the Notification of Election remains in full force and effect, and, to the Parent’s knowledge, no order of suspension or revocation of such election under the Investment Company Act has been issued or proceedings therefore initiated or threatened by the SEC. The operations of the Parent are in compliance in all material respects with the provisions of the Investment Company Act applicable to business development companies and the rules and regulations of the SEC applicable to business development companies. When the Notification of Election was filed with the SEC, it (A) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the Investment Company Act and (B) did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(z)	Investment Adviser and Administrator.

(i)

The Investment Adviser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Administrator is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. True, complete and correct copies of the organizational documents of the Investment Adviser and the Administrator, each as in effect as of the date of this Agreement, have previously been made available to the Company. Each of the Investment Adviser and the Administrator has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Parent.

(ii)	Since the respective dates as of which information is given in the Parent SEC Documents, except as otherwise stated therein, there has been no material adverse change in the operations, affairs or regulatory status of the Investment Adviser or the Administrator that would reasonably be expected to result in a Material Adverse Effect on the Parent.

(iii)	The Investment Adviser is duly registered with the SEC as an investment adviser under the Investment Advisers Act and is not prohibited by such act or the Investment Company Act from acting as the investment adviser of the Parent under the Investment Advisory Agreement as contemplated by the Parent SEC Documents. There does not exist any proceeding or, to the Parent’s knowledge, any facts or circumstances the existence of which would be reasonably adversely affect the registration of the Investment Adviser with the SEC or the ability of the Investment Adviser to perform its obligations under the Investment Advisory Agreement.

(iv)	There is no action, suit or proceeding or, to the knowledge of the Parent, the Investment Adviser or the Administrator, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Parent, the Investment Adviser or the Administrator, threatened, against or affecting either the Investment Adviser or the Administrator, which is required to be disclosed in the Parent SEC Documents or which would reasonably be expected to result in a Material Adverse Effect on the Parent.

(v)	The Investment Advisory Agreement has been duly authorized, executed and delivered by the Parent and the Investment Adviser, is in full force and effect, and no party thereto is in default or breach of any of its obligations thereunder. The Administration Agreement has been duly authorized, executed and delivered by the Parent and Administrator, is in full force and effect, and no party thereto is in default or breach of any of its obligations thereunder. Each of the Investment Advisory Agreement and the Administration Agreement constitute valid and legally binding agreements of the Investment Adviser and the Administrator, respectively.

(vi)

Neither the Investment Adviser nor the Administrator is in violation of its organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Investment Adviser or the Administrator is a party or by which it or any of them may be bound, or to which any of the property or assets of the Investment Adviser or the

Administrator is subject, or in violation of any law, statute, rule, regulation, judgment, order or decree, except for such violations or defaults that would not reasonably be expected to result in a Material Adverse Effect on the Parent.

(vii)	None of the Parent, the Investment Adviser or the Administrator is aware that (i) any executive, key employee or significant group of employees of the Investment Adviser or the Administrator, as applicable, plans to terminate employment with the Investment Adviser or the Administrator or (ii) any such executive or key employee is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Company or the Investment Adviser except where such termination or violation would not reasonably be expected to have a Material Adverse Effect on the Parent.

(aa)	Compliance with Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

(bb)	Compliance with OFAC. None of the Parent, USCo, the Purchaser or US New Opco, nor, to its knowledge, any director, officer, agent, employee, affiliate or person acting on behalf of the Parent or any of its Subsidiaries identified above is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(cc)	Trading Market. The Parent’s common stock is eligible to trade and be quoted on Nasdaq. The Parent has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of its common stock for quotation on Nasdaq.

(dd)

Foreign Corrupt Practices Act. None of the Parent, USCo, the Purchaser or US New Opco, nor, to the best knowledge of the Parent, any director, officer, agent, employee or other person associated with or acting on behalf of the Parent or any of its Subsidiaries identified above has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or

(iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ee)	Ownership of Shares. None of the Parent, USCo, the Purchaser or US New Opco, or any of their respective Affiliates, owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any Shares or holds any rights to acquire Shares except pursuant to this Agreement.

(ff)	Tax Matters. The Parent has filed all necessary federal, state and foreign income and franchise Tax Returns and has paid all Taxes required to be paid by it except (i) for any Taxes as may be contested in good faith and by appropriate proceedings or (ii) to the extent any failure to file any such Tax Return or pay any such Taxes would not result in a Material Adverse Effect. The Parent has made adequate charges, accruals and reserves in the applicable financial statements referred to in the Parent SEC Documents in respect of all federal, state and foreign income and franchise Taxes for all periods as to which the Tax liability of the Parent has not been finally determined except to the extent any failure to make such adequate charges, accruals or reserves would not result in a Material Adverse Effect. The Parent is not aware of any Tax deficiency that has been or might be asserted or threatened against the Parent that could result in a Material Adverse Effect. During the past fiscal year, the Parent has been organized and operated, and is currently organized and operates, in compliance in all material respects with the requirements to be taxed as a regulated investment company under Subchapter M of the Tax Code. Immediately prior to the Effective Time, each of USCo and the Purchaser is an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income tax purposes as an entity separate from its owner.

3.2	Representations and Warranties of the Company

Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in corresponding sections of the disclosure schedule delivered by the Company (the “Company Disclosure Schedule”) to the Parent concurrently with the execution and delivery of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Section 3.2, as an exception to one or more representations or warranties contained in this Section 3.2 to the extent such disclosure is set forth in the corresponding section of the Company Disclosure Schedule, or in response to one or more of the Company’s covenants contained in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, the mere inclusion of an item in such schedule the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Section 3.2, or as an exception to one or more representations or warranties contained in this Section 3.2, shall not be deemed an admission that such item represents a material fact, event or circumstance or a material exception or that such items has had or would have a Material Adverse Effect on Company), the Company hereby represents and warrants to the Parent, USCo, the Purchaser and US New Opco as follows, and acknowledges that the Parent, USCo, the Purchaser and US New

Opco are relying upon such representations and warrants in connection with the Arrangement and the other transactions contemplated herein and in entering into this Agreement:

(a)	Organization and Qualification; Ownership of Company Subsidiaries. Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing or of active status (to the extent either of such concepts is legally recognized) under the Applicable Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted. Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing or of active status (to the extent either of such concepts is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing (or of active status), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Company and the Company Subsidiaries, taken as a whole. The copies of the Articles, Articles of Incorporation, Bylaws or similar organizational documents of the Company and its Subsidiaries, including any amendments thereto or restatements thereof, made available by the Company to the Parent, USCo, the Purchaser and US New Opco, are correct and complete copies of such instruments as presently in effect. The Company owns, directly or indirectly, all outstanding voting securities and equity securities of each Company Subsidiary free and clear of all Encumbrances, and there are no outstanding securities convertible into or exchangeable for any ownership interest in any voting securities or equity securities of any such Company Subsidiary, nor any option agreement or other Company Contract providing for or requiring the issuance of any ownership interest (or any securities convertible or exchangeable into any such ownership interest) in any voting securities of any such Company Subsidiary.

(b)

Authority. The Company has all necessary corporate power, authority and capacity to enter into, deliver and perform its obligations under this Agreement and to complete the transactions and fulfill its obligations contemplated hereby, subject to the Shareholder Approval. The execution and delivery of this Agreement by the Company and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company Board and, other than the Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the Parent, USCo, the Purchaser and US New Opco) constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable

Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally, and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunctive relief may be granted only in the discretion of a court of competent jurisdiction.

(c)	Capitalization. The Company is authorized to issue 50,000,000 Shares and 5,000,000 Preference Shares, without par value. As of the close of business on December 11, 2013 (the “Capitalization Date”), (i) 12,208,279 Shares were outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and (ii) no Preference Shares were issued or outstanding. No Company Subsidiary owns any Shares.

(d)	Derivative and Other Securities. As of the Capitalization Date, there were no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company to issue or sell any Shares or other securities of the Company, or any securities or obligations of any kind convertible into or exchangeable or exercisable for any Shares or other securities of the Company, other than Options to purchase up to an aggregate of 389,476 Shares granted pursuant to the Company Stock Option Plans. As of the date of this Agreement, there are (i) no outstanding bonds, debentures or other evidences of indebtedness of the Company having the right to vote with the Shareholders on any matter, and (ii) except as may be contemplated hereunder, no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Shares or with respect to the voting or disposition of any outstanding Shares. Schedule 3.2(d) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of each outstanding Option granted under each Company Stock Option Plan and (A) the name of the holder of such Option, (B) the number of Shares subject to such Option, (C) the exercise price of such Option, (D) the date on which such Option was granted, (E) the applicable vesting schedule, and the extent to which such Option is vested and exercisable as of the date of this Agreement, (F) the extent to which such Option may be exercised on a cashless basis and (G) the date on which such Option expires. All Shares issuable under the Company Stock Option Plans will be, upon issuance in accordance with the terms and conditions specified in the instruments to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except for the Shareholder Lock-Up Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries are a party or by which they are bound relating to the voting of any equity securities of the Company or any of the Company Subsidiaries.

(e)	SEC Filings; Internal Controls; Sarbanes-Oxley Act Compliance.

(i)	The Company has filed with or furnished to, as applicable, the SEC on a timely basis all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since March 31, 2011 (the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the United States Securities Laws. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(ii)	The Company and the Company Subsidiaries have implemented and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP.

(iii)

The Company and the Company Subsidiaries have implemented and maintain “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act and the Sarbanes-Oxley Act (as defined below) with respect to such reports. To the knowledge of the Company, it has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this

Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(iv)	Each of the principal executive officer and the principal financial officer of the Company has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of the Company Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of the Company Subsidiaries.

(f)	Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.2(f) to the Company Disclosure Schedule, since March 31, 2013:

(i)	the Company and each Company Subsidiary has conducted its business in the ordinary course;

(ii)	the Company has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any action taken by the Company or any Company Subsidiary that would have required the consent or approval of the Parent under Section 4.1 if such action was taken after the date of this Agreement; and

(iv)	other than in the ordinary course of business consistent with past practice or to the extent required under the terms of any agreements, trusts, plans or other arrangements disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has not been any material increase in or modification of the compensation payable to or to become payable by the Company or any Company Subsidiary to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Options pursuant to the Company Stock Option Plans) to, for or with any of such directors, officers, employees or consultants.

(g)

Financial Statements, Guarantees and Commitments. The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with US GAAP (except (i) in the case of unaudited quarterly statements, as permitted by Form 10-Q under the Exchange Act and the rules and regulations of the SEC referred to therein and/or (ii) as may be indicated in the notes thereto) and the rules and regulations under United States Securities Laws and fairly present in all material respects the consolidated financial position of the Company at the respective dates indicated therein and the consolidated results of operations of the Company for the respective periods set forth therein, subject, in the case of any unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Company Contract (including any Company Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Company Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or Company Subsidiary’s published financial statements or other Company SEC Documents. Except as disclosed in the Company SEC Documents and reflected in the Company’s consolidated financial statements filed with the SEC prior to the date of this Agreement, the Company has no liabilities of any nature (whether accrued, absolute or contingent), other than liabilities incurred in the ordinary course of business consistent with past practice after March 31, 2013, that, individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect.

(h)	No Conflict or Violation. Subject to obtaining or making the consents, approvals, orders, rulings, decrees, authorizations, registrations, declarations and filings referred to herein or disclosed in Schedule 3.2(h) to the Company Disclosure Schedule or the Company SEC Documents, the execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder and the completion of the transactions (including the Arrangement) contemplated hereby, do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a violation, contravention or breach of, require any consent or approval to be obtained under or give rise to any termination rights under any provision of (except for any such violation, contravention or breach, in the case of clauses (B) and (C), as (1) individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect or (2) would not prevent or materially impede or delay the consummation of the Arrangement and the transactions contemplated herein):

(A)	the articles, articles of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary;

(B)	any Applicable Law; or

(C)	any Company Contract;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by the Company or any Company Subsidiary to come due before its stated maturity or cause any available material credit to cease to be available;

(iii)	result in the imposition of any Encumbrance upon any property or assets of the Company or any Company Subsidiary or restrict, impair or limit the ability of the Company or any Company Subsidiary to conduct business as and where it is now being conducted (except for any such imposition, restriction, impairment or limitation as (1) individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect or (2) would not prevent or materially impede or delay the consummation of the Arrangement and the transactions contemplated herein); or

(iv)	result in any payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any director, officer or employee of the Company or any Company Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of the Company or any Company Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

(i)	Financial Advisors. With the exception of the engagement of the Financial Advisor by the Company, none of the Company and the Company Subsidiaries has any liability or obligation to pay any fees or commissions to any investment banking firm, financial advisor, broker or finder with respect to the transactions contemplated hereby or the negotiation thereof. The Company has provided the Parent with correct and complete copies of any engagement letters or other contracts (the “Financial Advisor Agreements”) between the Company and the Financial Advisor relating to the Arrangement and the other transactions contemplated hereby.

(j)

Permits; Compliance with Laws. Except as disclosed in the Company SEC Documents or Schedule 3.2(j) to the Company Disclosure Schedule, and except as, individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the “Company

Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with all Applicable Laws, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.2(j) to the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice of noncompliance with respect to any Applicable Laws during the five (5) years prior to the date of this Agreement. Without limitation, during the five (5) years prior to the date of this Agreement, none of the Company, any of the Company Subsidiaries or any director, officer, employee or agent acting on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly: (a) used any funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of the Company Subsidiaries; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Applicable Laws; (d) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries; (e) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries.

(k)	Legal Proceedings. Except as set forth in Schedule 3.2(k), there are no claims, audits, reviews, hearings, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective officers or directors (in such capacity) or any of their respective properties or assets, at law or in equity, before or by any Governmental Entity or arbitrator which, individually or in the aggregate, would or would reasonably be expected to result in losses, damages, penalties, costs or expenses to the Company in excess of US $500,000.

(l)	Material Company Contracts.

(i)	Schedule 3.2(l) lists all Company Contracts (other than any Company Contracts heretofore filed (or incorporated by reference) as exhibits to any Company SEC Documents or Real Property Leases) to which the Company or any Company Subsidiary is a party and which fall within any of the following categories (each a “Material Company Contract”): (A) involves or would reasonably be expected to involve aggregate future payments by Company and/or its Subsidiaries in excess of US $250,000 or its foreign currency equivalent as of the date of this Agreement or aggregate future payments to Company and/or its Subsidiaries in excess of US $250,000 or its foreign currency equivalent as of the date of this Agreement, (B) would be required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, if Company was subject thereto, (C) provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements, (D) contains any non-competition, exclusivity, confidentiality or other obligation that purports to limit in any material respect the manner in which, or the geographic areas in which, the business of Company or any of its Subsidiaries may be conducted or, after the Effective Time, would have the effect of limiting in any material respect the manner in which, or the geographic areas in which, the business of the Parent or any of its Subsidiaries may be conducted, (E) constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Company or any of its Subsidiaries or commitments for the borrowing or the lending by Company or any of its Subsidiaries of amounts in excess of US $250,000, (F) is a license of Intellectual Property Rights to or from Company or any of its Subsidiaries that is material to the business of Company or any of its Subsidiaries, (G) with any labor union, labor organization or works council, (H) contains any type of provision that becomes applicable due to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, but, in the case of this subclause (H), excluding those Contracts that contain provisions that relate solely to the payment of a monetary amount of less than US $250,000, (I) Company Contracts with any Affiliate of the Company, any Company Subsidiary or (other than employment-related arrangements) any officer, director or employee of the Company or any Company Subsidiary, (J) written Company Contracts providing for employment or the provision of consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment (including individual change of control, severance or similar agreements), (K) Company Contracts relating to (a) any disposition or acquisition of any assets and properties of the Company or any Company Subsidiary within the five (5) year period preceding the date hereof, other than dispositions or acquisitions in the ordinary course of business, and (b) any future disposition or acquisition of any assets and properties of the Company or any Company Subsidiary, other than dispositions or acquisitions in the ordinary course of business, or (L) is material to Company and its Subsidiaries taken as a whole, irrespective of amount or duration.

(ii)	(A) each Material Company Contract is valid and binding on the Company and/or the Company Subsidiaries, (B) neither the Company nor any Company Subsidiary has received notice of claims or default under any Material Company Contract or any notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Company Contract and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Company Contract, (C) neither the execution of this Agreement nor the consummation of any transaction contemplated by this Agreement shall, with or without the lapse of time, constitute a default under, give rise to cancellation rights under, or otherwise materially adversely affect any of the material rights of Company or any Company Subsidiary under any Material Company Contract, and (D) to the Company’s knowledge, each other party to each Material Company Contract has in all material respects performed the obligations to be performed by it under each Material Company Contract; provided, however, that no representation or warranty is made pursuant to this clause (ii) with respect to the performance by the Parent, USCo, the Purchaser or US New Opco of its obligations under any Material Company Contract to which it is a party.

(m)	Tax Matters.

(i)	Each of the Company and the Company Subsidiaries has filed or caused to be filed in a timely manner all income Tax Returns and all other material Tax Returns required to be filed by it (all of which Tax Returns were true, correct and complete in all material respects) and has timely paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible or remittable. No extension of time in which to file any Tax Returns is in effect. The audited consolidated balance sheet of the Company for the fiscal year ended March 31, 2013, included in the Company SEC Documents (the “Recent Balance Sheet”) reflects adequate reserves or accruals for Taxes not yet due and owing. Since the date of the Recent Balance Sheet, no material liability for Taxes not reflected in the Recent Balance Sheet has been incurred or accrued by the Company or any Company Subsidiary other than in the ordinary course of business. Each of the Company and the Company Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(ii)	Schedule 3.2(m) to the Company Disclosure Schedule lists all Canadian and U.S. federal, provincial state, local and other income Tax Returns filed by the Company and the Company Subsidiaries for taxable periods ended on or after March 31, 2010, and indicates those Tax Returns that have been or are under audit and the status of the audit. The Company has delivered or made available to the Parent correct and complete copies of all such Tax Returns, and all examination reports and notices of deficiencies or proposed adjustments received since March 31, 2010.

(iii)	No claim has been made in writing (or, to the Company’s knowledge, orally) by any taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or the Company Subsidiary (as the case may be) is or may be subject to Tax or required to file a Tax Return in such jurisdiction. Other than as noted in Schedule 3.2(m) to the Company Disclosure Schedule, none of the Company and the Company Subsidiaries is the subject of or involved in any audit, examination, request for information, or administrative or judicial proceeding relating to Taxes, or has received any written (or to the Company’s knowledge, oral) notice from any Governmental Entity of any plan or intention to open an audit, investigation or examination, or has received any notice of deficiency, assessment, or proposed assessment or adjustment of Taxes that has not been paid. There are no outstanding waivers, documents or other agreements or consents that have been given by the Company or any of the Company Subsidiaries regarding the application of the statute of limitations, period of assessment or collection with respect to any Taxes or Tax Returns that has not expired. Neither the Company nor any of the Company Subsidiaries, nor any of their respective assets, is subject to any liens for Taxes (other than for current Taxes not yet due and payable).

(iv)	Neither the Company nor any of the Company Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither the Company nor any of the Company Subsidiaries is subject to a merger, acquisition, Tax sharing, allocation, indemnification or similar agreement (except such agreements as are solely between the Company Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes. None of the Company and the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Reg. §1.1502-6 or similar provisions of state, local or non-U.S. Tax Laws, or as a transferee or successor. None of the Company and the Company Subsidiaries have granted any power of attorney that is currently in force with respect to any Tax matter. None of the Company and the Company Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Tax Code (or any predecessor provision or any comparable provision of Applicable Law).

(v)

The Company has never been a member of a consolidated, combined, affiliated, unitary, or other similar group for Tax purposes. None of the Company Subsidiaries has ever been a member of a consolidated,

combined, affiliated, unitary, or other similar group for Tax purposes except for groups of which Nicholas Data Services, Inc., a Company Subsidiary, was the parent corporation. No consolidated, combined, affiliated, unitary, or other similar group for Tax purposes of which any Company Subsidiary has been a member has discontinued filing consolidated returns during the past five (5) years.

(vi)	Neither the Company nor any of the Company Subsidiaries is participating or has participated in, or taken a Tax Return position relating to, any reportable transaction or listed transaction within the meaning of Treas. Reg. §1.6011-4. Except as set forth on Schedule 3.2(m) to the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received a Tax opinion with respect to any transaction relating to the Company or any of the Company Subsidiaries other than a transaction in the ordinary course of business. Neither the Company nor any of the Company Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effects with respect to any transaction or Tax opinion relating to the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to a lease arrangement involving a defeasance of rent, interest or principal.

(vii)	Neither the Company nor any of the Company Subsidiaries has ever been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Tax Code) in a transaction described in Section 355 of the Tax Code.

(viii)	None of the Company Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Tax Code) at any time during the past five (5) years.

(ix)	Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Effective Date under Section 481 of the Tax Code (or any corresponding provision of Applicable Law), (B) installment sale or open transaction disposition made on or prior to the Effective Date, (C) prepaid amount received on or prior to the Effective Date or (D) any election pursuant to Section 108(i) of the Tax Code (or any similar provision of state, local or foreign law) made on or prior to the Effective Date.

(x)

A list of (A) all of the states, territories and jurisdictions in which material Tax Returns with respect to the Company or any of its Subsidiaries were filed for the past three (3) years and (B) all elections made under Treas. Reg. § 301.7701-3 for the Company or any of its Subsidiaries are set forth on Section 3.12 of the Company Disclosure Letter. True, complete and correct copies of all such Tax Returns have been made available to the Parent. No other material elections for Tax purposes (including entity classification elections) have been made with respect to the Company or any of its Subsidiaries that are in force or by which the Company or any of its Subsidiaries is bound.

(xi)	Neither the Company nor any Company Subsidiary has outstanding any material deferred intercompany gain or loss under the Tax Code or under any comparable provision of Applicable Law.

(xii)	The Company has no current or accumulated earnings and profits for United States federal income tax purposes.

(xiii)	Neither the Company nor any Company Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Tax Code. The Company is not) treated as a U.S. corporation under Section 7874(b) or any other provision of the Tax Code.

(xiv)	Neither the Company nor any of the Company Subsidiaries has made any election, or is otherwise required, to mark-to-market any of their assets for U.S. federal income tax purposes.

(xv)	The Company is not a member of a partnership or joint venture for purposes of the Tax Act.

(xvi)	The Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act in respect of all transactions between the Company, on the one hand, and any non-resident with whom it was not then dealing at arm’s length for purposes of the Tax Act, on the other hand.

(xvii)	The Company has not claimed a reserve in circumstances where all or any portion of such reserve could be included in income for a period of the Company beginning after the Effective Date. There are no circumstances existing which have resulted or which could result in the application to the Company of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act.

(n)	Employee Benefits.

(i)

Section 3.2(n) to the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other incentive compensation, employment, change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based management, retirement, vacation, severance, termination, disability, death benefit, hospitalization, medical, dental, fringe or other benefit plan, program, scheme, agreement, policy, commitment or arrangement that are maintained by the Company, any of the Company Subsidiaries or any entity within the same “controlled group” as the Company or any of the Company Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) or to which the Company, any of the Company Subsidiaries or any ERISA Affiliate contributes or is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of the Company, any of the Company Subsidiaries or any ERISA Affiliate (collectively, the “Employee Benefit Plans”), or under which the Company or any ERISA Affiliate has or may have any liability or funding obligation. Neither the Company nor any of the Company Subsidiaries or ERISA Affiliates has any current or contingent obligation to contribute to, or current or contingent liability under, any employee benefit plan, program or arrangement (A) sponsored by any other Person, (B) that is a “multiemployer plan” (as that term is defined in Section 4001(a)(3) of ERISA or any other plan subject to Title IV of ERISA, (C) that is subject to the funding requirements of Section 412 of the Tax Code or Section 302 of ERISA, or (D) that is a multiple employer plan (as that term is defined in Section 413(c) of the Tax Code) or a multiple employer welfare arrangement (as that term is defined in Section 3(40) of ERISA). The Company has made available to the Parent complete and correct copies of (1) each Employee Benefit Plan, (2) the most recent annual report required to be filed, or such similar reports, statements, information returns, or material correspondence required to be filed with the United States Internal Revenue Service (the “IRS”), United States Department of Labor, or other Governmental Entity, if any, with respect to each Employee Benefit Plan (including reports filed on Form 5500 with all accompanying schedules), (3) the most recent summary plan description, if any, and all summary of material modifications, prepared for each Employee Benefit Plan, (4) each trust agreement, annuity contract, insurance contract or other agreements or documents relating to the funding of, or payment of benefits under, each Employee Benefit Plan, (5) the most recent determination, notification or opinion letter or similar document issued by the IRS or other Government Entity for each Employee Benefit Plan intended to meet the requirements of Section 401(a) of the Tax Code and any pending application for such a letter, (6) copies of all contracts or other agreements with third party service providers to any Employee Benefit Plan, and (7) the most recent actuarial valuation, if any, for each Employee Benefit Plan.

(ii)

All participant and other data necessary to administer each Employee Benefit Plan is in the possession of the Company and is in a form that is sufficient for the proper administration of such Employee Benefit Plan in accordance with its terms and Applicable Law, and such data is complete and accurate in all material respects. All material reports, returns, and similar documents with respect to all Employee Benefit Plans required to be filed with any Governmental Entity or distributed to participants have been duly and timely filed or distributed.

(iii)	The IRS has issued a currently effective favorable determination, notification or opinion letter with respect to the form of each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Tax Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS. Each such Employee Benefit Plan has been timely amended since the date of the latest favorable determination, notification or opinion letter to reflect changes required by changes in (or the remedial amendment period under Section 401(b) of the Tax Code has not yet expired with respect to such changes in) Applicable Laws. Nothing has occurred with respect to the operation of any such Employee Benefit Plan that will cause the loss of such qualification or exemption or the imposition of any liability (other than liabilities for benefit claims), penalty or excise tax under ERISA or the Tax Code or the assertion of claims by “participants” (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.

(iv)	None of the Company, the Company Subsidiaries, the ERISA Affiliates, the officers, directors or employees of the Company or any of the Company Subsidiaries or the ERISA Affiliates or the Employee Benefits Plans that are subject to ERISA, any trusts created thereunder or, to the knowledge of the Company, any third-party trustee or administrator thereof has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Tax Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Company Subsidiaries or ERISA Affiliates or any officer or director of the Company or any of the Company Subsidiaries or the ERISA Affiliates to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Sections 409 or 502 of ERISA.

(v)

There are no claims (except claims for benefits payable in the ordinary course of business), disputes, arbitrations, grievances, suits or proceedings pending or, to the knowledge of the Company, threatened against or involving any Employee Benefit Plan, asserting any rights or claims to benefits under any Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. There are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Entity involving any Employee Benefit Plans. There are no “leased employees” (as such term is defined in Section 414(n) of the Tax Code) of the Company or any of the Company Subsidiaries or ERISA

Affiliates. No Employee Benefit Plan is subject to Title IV of ERISA, neither the Company nor any Company Subsidiary or ERISA Affiliate has incurred any liability under Title IV of ERISA and, to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to such liability. Neither the Company nor any Company Subsidiary or their ERISA Affiliates has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(vi)	All Employee Benefit Plans have been established, maintained and administered materially in accordance with their terms and with all provisions of Applicable Laws, including ERISA and the Tax Code.

(vii)	Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Tax Code) that is subject to Section 409A of the Tax Code (“409A Plan”) has been operated in compliance with Section 409A of the Tax Code since January 1, 2005, based on a good faith, reasonable interpretation of (A) Section 409A of the Tax Code, (B) the proposed and final regulations issued thereunder, or (C) IRS Notice 2005-1, as modified. Each 409A Plan has been amended to fully comply with the requirements of the final regulations promulgated under Section 409A of the Tax Code. No Employee Benefit Plan that would be a 409A Plan but for the effective date provisions applicable to Section 409A of the Tax Code as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (“AJCA”) has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004 or has been operated in violation of Section 409A.

(viii)	None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by Sections 601-609 of ERISA, and neither the Company nor any of the Company Subsidiaries or ERISA Affiliates has represented, promised, or contracted to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except as required by Sections 601-609 of ERISA.

(ix)

Except as otherwise contemplated by this Agreement or disclosed on Schedule 3.2(n) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Arrangement or the other transactions contemplated hereby (either alone or in conjunction with any other event) will: (A) increase any benefits otherwise payable under any Employee Benefit Plan; (B) result in any acceleration of the time of payment or vesting of any such benefits; (C) further limit or further prohibit the ability to amend or terminate any Employee Benefit Plan; (D) require the funding of any trust or other funding vehicle; or (E) renew or extend the term of any agreement in respect of compensation for any employee of the Company or any of the Company Subsidiaries that would create any liability to the Company, any of the Company Subsidiaries, the Parent or USCo after consummation of the Arrangement.

(x)	Neither the Company nor any of the Company Subsidiaries has made any payment in the fiscal year in which the Arrangement will occur, or have a current obligation to make or will incur an obligation as a result of the transactions contemplated by this Agreement to make any payments that will not be deductible because of Section 162(m) or Section 280G of the Tax Code. No employee of the Company or any of the Company Subsidiaries or ERISA Affiliates is entitled to any gross-up, make-whole, or other additional payment from the Company with respect to taxes, interests or penalties imposed under Section 409A of the Tax Code.

(xi)	None of the Company, any of the Company Subsidiaries or any ERISA Affiliate has communicated to any current or former employee or director any intention or commitment to establish or implement any additional Employee Benefit Plan or to amend or modify, in any material respect, any existing Employee Benefit Plan.

(xii)	With respect to each Employee Benefit Plan established or maintained outside of the United States of America primarily for benefit of employees of the Company or any Company Subsidiary or any ERISA Affiliate residing outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(o)	The Company Board Approval. By resolutions duly adopted at a meeting of all Company directors duly called and held, the Company Board, with the independent directors of the Company Board voting separately:

(i)	has approved the Arrangement and the transactions contemplated herein and authorized the entering into of this Agreement, the execution thereof and the performance of its provisions by the Company;

(ii)	has determined that the Arrangement is fair to the Shareholders and the Optionholders and that the Arrangement is in the best interests of the Company; and

(iii)	has determined that it will, except as otherwise permitted by this Agreement, make the Company Board Recommendation at the Company Meeting, in the Information Circular forming part of the Form N-14, and in any other solicitation relating to the Arrangement Resolution.

Such resolutions have not subsequent to the date of their adoption been rescinded or modified in any manner.

(p)	Required Approvals. Except as set forth in Schedule 3.2(p), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement, the Arrangement or the transactions contemplated herein other than:

(i)	any approvals required by the Interim Order;

(ii)	any approvals required by the Final Order;

(iii)	any consents, approvals, orders, authorizations, declarations, filings, waivers or other actions required under the rules and policies of Nasdaq, the BCBCA or United States Securities Laws;

(iv)	any consents, approvals, orders, authorizations, declarations, filings, waivers or other actions required under the HSR Act or any other Regulatory Law;

(v)	consent of the lenders in the Existing Debt Facility under the terms of the Existing Debt Facility to the consummation of the Arrangement (the “Existing Debt Consent”); and

(vi)	any other consents, approvals, orders, authorizations, declarations, filings, waivers or other actions the failure of which to obtain or make would not and would not reasonably be expected to prevent or materially impede or delay the consummation of the Arrangement.

Consents, approvals, orders, authorizations, registrations, declarations, filings, waivers and other actions required under or in relation to clauses (i) through (v) above are referred to herein as the “Necessary Consents.” No “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar anti-takeover statute or regulation enacted under any Applicable Laws is applicable to this Agreement, the Arrangement, or any of the other transactions contemplated hereby.

(q)	Intellectual Property; Software and other Technology.

(i)	As used herein, the term “Intellectual Property Rights” shall mean all: (A) trade names, trademarks, service marks, service or business names, uniform resource locators (URLs), domain names, logos and trade dress, whether registered or unregistered, and registrations, applications to register and all of the goodwill of the Company’s and the Company Subsidiaries’ business related to the foregoing; (B) utility patents, design patents, industrial design registrations, utility models, as well as all applications of any of the foregoing, including provisional applications, reissues, continuations, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, and any foreign or international equivalent of any of the foregoing (including utility models and industrial designs); (C) copyrights and copyrightable works, including any software and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto; and (D) trade secrets and all confidential information, proprietary processes, formulae, models, and methodologies.

(ii)	To the knowledge of the Company, all of the Intellectual Property Rights used, owned or licensed by the Company or any Company Subsidiary (collectively, “Company Intellectual Property Rights”) are valid and enforceable, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any of the Company Intellectual Property Rights. Neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any Company Contract to use the Company Intellectual Property Rights in any material respect.

(iii)	Schedule 3.2(q) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all Company Intellectual Property Rights that are the subject of any issuance, registration, grant, certificate, application or other filing by, to or with any Governmental Entity and material unregistered Intellectual Property Rights, and identifies whether such Company Intellectual Property Rights are owned or are subject to license (and, if licensed, the material terms of such license). The Company or a Company Subsidiary owns and has good title to, or has validly licensed (and is not in material breach of such licenses), all Company Intellectual Property Rights identified in Schedule 3.2(q), free and clear of all material Encumbrances other than Permitted Encumbrances.

(iv)	No litigation against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, in each case by any third Person that: (A) alleges that the practice or use of any Company Intellectual Property Rights infringes, violates, or misappropriates, or has infringed, violated or misappropriated, the Intellectual Property Rights of any other Person; (B) challenges the ownership, validity or enforceability or effectiveness of any Company Intellectual Property Rights; or (C) alleges that the Company or any Company Subsidiary is violating, misappropriating or infringes the Intellectual Property Rights of any other Person.

(v)	To the knowledge of the Company, the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted, including the sale of products and services by the Company or any Company Subsidiary, and the practice or use of any Company Intellectual Property Rights and the Technology (as hereinafter defined), does not infringe the Intellectual Property Rights of any Person, except for such infringements as would not reasonably be expected to materially adversely impact the conduct of the Company’s or any Company Subsidiary’s business as presently conducted. No litigation brought by the Company or any Company Subsidiary is currently pending or, since March 31, 2011, has been threatened by Company or any Company Subsidiary, in each case against any other Person alleging that such other Person infringes any Company Intellectual Property Rights.

(vi)	To the knowledge of the Company, no Person is infringing upon any of the Company Intellectual Property Rights in any material respect.

(vii)	All hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and the Company Subsidiaries (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and the Company Subsidiaries.

(viii)	The Company or a Company Subsidiary owns or has validly licensed (and are not in material breach of such licenses) the Technology and has commercially reasonable virus protection, security, back-up and recovery systems in place in relation to the Technology.

(ix)	There is no litigation or administrative action pending or, to the knowledge of Company or any Company Subsidiary, threatened against Company or any Company Subsidiary alleging a violation of laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company and the Company Subsidiaries.

(r)	Opinion of Financial Advisor. The Company has received the Fairness Opinion of the Financial Advisor (and has provided a copy of such opinion to the Parent) to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration payable to the Shareholders and the Arrangement is fair, from a financial point of view, as of the date of such opinion, and such opinion has not been withdrawn, revoked or modified. The Company has been authorized by the Financial Advisor to include a copy of the Fairness Opinion in its entirety in the Information Circular forming a part of the Form N-14.

(s)	Real Property; Leaseholds; Properties and Assets.

(i)	Neither the Company nor any Company Subsidiary owns any real property.

(ii)	Schedule 3.2(s) of the Company Disclosure Schedule contains a complete and correct list of all real property leases to which the Company or a Company Subsidiary is a party (the “Real Property Leases”). Except as set forth on Schedule 3.2(s) or as disclosed in the Company SEC Documents:

(A)	There are no leases, lettings, tenancies, or other rights of occupancy relating to any real property which the Company or any of the Company Subsidiaries possesses or controls, and there are no written or oral promises, understandings, agreements or commitments modifying or supplementing any Real Property Leases (excluding estoppel letters and subordination, non-disturbance and attornment agreements). True and correct copies of the Real Property Leases (including all amendments thereto) have been provided or made available by the Company to the Parent, USCo, the Purchaser and US New Opco;

(B)	To the Company’s knowledge, neither the Company nor any Company Subsidiary has received written notice that any portion of the real property leased pursuant to the Real Property Leases (the “Leased Real Property”) is subject to any pending material condemnation proceeding by any public or quasi-public authority;

(C)	There is no litigation or other legal proceeding pending or, to the knowledge of the Company, threatened involving the Company’s or any Company Subsidiary’s interest in the Leased Real Property Leases;

(D)	The Company has not received written notice from any landlord under a Real Property Lease of any expected increase (other than ordinary increases due to normal periodic increases in property taxes and expenses) in the property taxes or operating expenses to be charged to the tenant under the Real Property Leases;

(E)	To the Company’s knowledge, neither the Company nor any Company Subsidiary has received written notice that any of the Leased Real Property does not comply in all material respects with all applicable zoning codes, municipal codes, building codes and any other Applicable Law;

(F)	All of the Leased Real Property has rights of access to dedicated public highways or roads. The Company has not received notice from any Governmental Entity of any action which would prohibit or materially adversely affect the ordinary rights of access to and from the Leased Real Property from and to the existing adjacent highways and roads;

(G)	Each of the Real Property Leases is in full force and effect, constitutes a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the Company’s knowledge, all other parties thereto;

(H)	The Company and each of the Company Subsidiaries has paid, performed and observed all of the material terms, covenants, conditions and obligations under the Real Property Leases to which it is a party, and there are no events which have occurred that with the giving of notice or the passage of time or both, would result in a default by the Company or any of the Company Subsidiaries under any of the Real Property Leases. Neither the Company nor any of the Company Subsidiaries has received any notice of any default related to any of the Real Property Leases. Notwithstanding the foregoing, the Parties acknowledge that certain of the Real Property Leases may obligate the tenant thereunder to obtain the consent of the landlord to the Arrangement; and

(I)	Neither the Company nor any of the Company Subsidiaries is a landlord pursuant to any of the Real Property Leases or otherwise.

(iii)	Each of the Company and the Company Subsidiaries has good title to the properties and assets that are material to its business (other than assets held under valid leases or licenses), free and clear of all Encumbrances, except for Permitted Encumbrances. Such properties and assets, together with all properties and assets held by the Company and the Company Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Company Contracts and rights necessary or required for the operation of the business of the Company and the Company Subsidiaries as presently conducted.

(t)	Insurance. Schedule 3.2(t) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company or the Company Subsidiaries as of the date of this Agreement (the “Policies”), together with, in respect of each such Policy, the name of the insurer, the first named insured, the policy number, the type of policy, the period and amount of coverage, and the deductible. A true and complete copy of each Policy currently in effect has been made available to the Parent, USCo and the Purchaser. All such Policies are valid and binding and in full force and effect. Except as indicated on Schedule 3.2(t), none of the Policies will be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or consummation of the Arrangement, and neither the Company nor the Company Subsidiaries is in material breach or default of any of the Policies. No notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any of the Policies.

(u)	Affiliate Transactions. Schedule 3.2(u) to the Company Disclosure Schedule sets forth a correct and complete list of all leases, contracts, agreements or other arrangements (whether written or oral) between the Company or any Company Subsidiary, on the one hand, and any Affiliate of the Company, on the other hand, and such lease, contract, agreement or other arrangement (whether written or oral) as of the time it was entered into and as of the time of any amendment or renewal thereof contained terms and conditions that were at least as favorable to the Company or any Company Subsidiary as would have been obtainable by the Company or any Company Subsidiary in a similar transaction with an unaffiliated third Person. No Affiliate of the Company has any direct or indirect interest in (i) any entity that does business with the Company or any Company Subsidiary or is competitive with the business of the Company or any Company Subsidiary or (ii) any property, asset or right that is used by the Company or any Company Subsidiary in the conduct of its respective business.

(v)	Labor Matters.

(i)	Neither the Company nor any of the Company Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Company Contract with any labor union, labor organization or works council. There are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related Company Contracts that pertain to any of the employees of the Company or any of the Company Subsidiaries, except for the individual employment agreements set forth in Schedule 3.2(v) to the Company Disclosure Schedule or disclosed in the Company SEC Documents. No employees of the Company or any of the Company Subsidiaries are represented by any labor organizations with respect to their employment with the Company or any of the Company Subsidiaries.

(ii)	No labor union, labor organization, works council or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or to the knowledge of the Company, threatened to be brought or filed with the United States National Labor Relations Board (the “NLRB”) or any other Governmental Entity. To the knowledge of the Company, there are no organizational attempts by labor unions, labor organizations or works councils occurring with respect to any employees of the Company or any of the Company Subsidiaries.

(iii)	Except as set forth on Schedule 3.2(v) to the Company Disclosure Schedule, (A) there are no unfair labor practice charges or complaints against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened before the NLRB or any other Governmental Entity, (B) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or disputes pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, (C) there are no pending or, to the knowledge of the Company, threatened grievances or arbitration proceedings against the Company or any of the Company Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, or any other labor-related Company Contract with any labor union, labor organization or works council and (D) the Company and the Company Subsidiaries have complied with any applicable regulations of the United States Office of Federal Contract Compliance Programs. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, require any consent or approval of, or any consultation with, any labor union, labor organization, works council or group of employees of the Company or any of the Company Subsidiaries.

(w)	Information Circular and Form N-14. The information supplied by the Company for inclusion in the Information Circular and Form N-14 will not, on the date that the Information Circular and Form N-14 (or any amendment or supplement thereto) is first mailed to Shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall not, at the time of Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that shall have become false or misleading, , except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by the Parent, USCo, the Purchaser or US New Opco or any of its Representatives for inclusion in the Form N-14.

(x)	Environmental Matters.

(i)	The Company and each Company Subsidiary have obtained all material permits, licenses, franchises, variances, exemptions, orders and approvals that are required under applicable Environmental Laws in connection with the conduct of the current business or operations of the Company or such Company Subsidiary or any remediation activities currently being conducted with respect thereto, each of such permit, license, franchise, variance, exemption, order and approval is in full force and effect and each of the Company and the Company Subsidiaries is in compliance in all material respects with the terms and conditions of all such Licenses and, to the knowledge of the Company, with any applicable Environmental Law;

(ii)	No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any Company Subsidiary with any Governmental Entity. There are no claims, audits, reviews, hearings, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries with respect to any violations of, or claims related to, any Environmental Laws.

(iii)	There are no material environmental assessment reports that are in the possession of the Company or any Company Subsidiary in relation to any site or facility now or previously owned, operated or leased by the Company or any Company Subsidiary which have not been made available to the Parent prior to the execution of this Agreement.

(y)	Loans. Between January 1, 2009 and the date of this Agreement, fewer than 50 notes, credit agreements and security instruments related to the Originated Company Loans outstanding during that period have been the subject of a dispute by any obligor thereon as to whether such instrument was originated and entered into in accordance with Applicable Law or constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable against such obligor in accordance with the terms thereof, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting the availability of equitable remedies and the enforcement of creditor’s rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunctive relief may be granted only in the discretion of a court of competent jurisdiction. None of the Company Loans is presently serviced by any third party and there is no obligation of the Company or any Company Subsidiary under any agreement which could result in any Company Loan becoming subject to any third-party servicing.

(z)	No Canada Operations. Neither the Company nor any Company Subsidiary has any business operations in Canada or maintains a place of business in Canada.

3.3	Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, but shall expire as of the Effective Time. Any investigation by the Parent, USCo and/or the Purchaser, on the one hand, or the Company, on the other hand, and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

ARTICLE 4

COVENANTS

4.1	Covenants of the Company

During the period commencing on the date of this Agreement and continuing until the Effective Time, except as contemplated or permitted by this Agreement, as required by Applicable Law, as set forth in the Company Disclosure Schedule or as approved or consented to by the Parent in writing, which approval or consent may be withheld in the Parent’s sole discretion:

(a)	Ordinary Course. The Company shall, and shall cause each Company Subsidiary to, (i) conduct their respective businesses in the ordinary course of business consistent with past practice, in each case in all respects material to the Company and the Company Subsidiaries taken as a whole, (ii) use commercially reasonable efforts to operate and maintain all of its Leased Real Property, improvements and other material tangible personal assets consistent with past practice, in all respects material to the Company and the Company Subsidiaries taken as a whole, and (iii) use commercially reasonable efforts to preserve intact its business organization, retain the services of its present key employees and preserve the existing relationships of those and goodwill with whom or which it has material business relationships and Governmental Entities.

(b)	Governing Documents. The Company shall not, and shall not permit any Company Subsidiary to, make any material change or amendment to their respective articles, articles of incorporation, bylaws or similar organizational documents.

(c)	Dividends. The Company shall not declare, set aside, pay or make any dividend or other distribution (whether in cash, stock or other property) with respect to any Shares, except that any Company Subsidiary may declare, set aside, pay and make any dividend or distribution to another Company Subsidiary or the Company.

(d)	Changes in Share Capital. The Company shall not purchase or redeem any Shares or adjust, split, combine or reclassify any Shares (except pursuant to the exercise of Options or pursuant to the surrender of Shares to the Company or withholding of Shares by the Company to cover withholding obligations).

(e)	Employee Benefit Plans. The Company shall not, and shall not permit any Company Subsidiary or ERISA Affiliate to, (i) amend any provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan or (iii) increase the compensation or benefits of any director, employee or consultant, except, in each case, (A) as required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement, (B) as required by Applicable Law, (C) with respect to employees that are not executive officers of the Company, for increases in compensation or benefits associated with a promotion or material increase in responsibility or (D) with respect to employees that are not executive officers of the Company, for increases in annual base salary or bonuses in the ordinary course of business.

(f)	Issuance of Securities. Except for the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, (i) grant, issue or sell any securities of the Company or any Company Subsidiary or (ii) issue any securities convertible into or exchangeable for, or options, warrants or other rights to purchase from the Company or any Company Subsidiary relating to, or enter into any contract with respect to the issuance of, any securities of the Company or any Company Subsidiary.

(g)	Indebtedness and Loans. The Company shall not, and shall not permit any Company Subsidiary to, (i) incur any material indebtedness for borrowed money, except in the ordinary course of business consistent with past practice under facilities existing on the date of this Agreement, or (ii) make any loans, guarantees or advances to any other Person, except in the ordinary course of business consistent with past practice and not in excess of US $100,000 outstanding principal amount at any time to any single Person.

(h)	Investments. The Company shall not, and shall not permit any Company Subsidiary to, make any capital contributions to, or investments in, any other Person (other than the Company or any Company Subsidiary) in excess of US $50,000 in the aggregate.

(i)	Capital Expenditures. The Company shall not, and shall not permit any Company Subsidiary to, make or agree to make capital expenditures in an amount that in the aggregate exceeds US $100,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects, with the fiscal 2014 capital expenditure budget of the Company in effect on the date of this Agreement, which is set forth in Schedule 4.1(i) of the Company Disclosure Schedule.

(j)	Acquisitions. Other than transactions that would be permissible under clause (i) above, the Company shall not, and shall not permit any Company Subsidiary to, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or all or a substantial portion of the assets of any Person (or business or division thereof).

(k)	Dispositions. The Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business, transfer, assign, sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, assign, sell, lease, license, encumber or otherwise dispose of, any entity, business or assets.

(l)	Mergers. The Company shall not, and shall not permit any Company Subsidiary to, merge or consolidate the Company or any Company Subsidiary with and into any other Person, other than, in the case of any Company Subsidiary, to effect any acquisition permitted by clause (j) above or any disposition permitted by clause (k) above and other than transactions among the Company and the Company Subsidiaries.

(m)	Liquidations and Reorganizations. The Company shall not, and shall not permit any Company Subsidiary to, except as permitted pursuant to clause (l) above, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries.

(n)	Restrictive Covenants. The Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business, enter into any Contract containing (i) any restriction on the ability of the Company or any Company Subsidiary to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Arrangement, (ii) any provisions granting “most favored nation” status, or (iii) a non-competition provision restricting the Company or the Company Subsidiaries, in each case that is material to the Company and the Company Subsidiaries, taken as a whole.

(o)	Tax Returns. With respect to any Tax Return that is filed by the Company or a Company Subsidiary after the date of this Agreement and on or before the Effective Date, the Company will deliver a correct and complete draft of such Tax Return to the Parent at least ten (10) days before the filing deadline for review and comment by the Parent. The Company shall consider in good faith the Parent’s comments delivered within five (5) days, of receipt of any such draft Tax Return, and shall timely file such Tax Return. The Company shall timely file all such Tax Returns which are due after the date of this Agreement and on or before the Effective Date, in accordance with such drafts and any accepted Parent comments. The Company and the Company Subsidiaries shall also timely make all payments in respect of Taxes (including, for the avoidance of doubt, estimated Tax payments) which are due after the date of this Agreement and on or before the Effective Date.

(p)

Other Tax Matters. The Company shall not, and shall not permit any Company Subsidiary to, (A) make any Tax election that results in an adverse change in a Tax liability or Tax refund that is material to Company and the Company Subsidiaries taken as a whole, (B) waive any restriction on any assessment period relating to an amount of Taxes that is material to the Company and the Company

Subsidiaries taken as a whole or (C) settle or compromise any amount of income Tax or other Tax liability or refund that is material to the Company and the Company Subsidiaries taken as a whole, in the case of subclauses (B) and (C), in a manner that is materially adverse to the Company and the Company Subsidiaries taken as a whole.

(q)	Accounting Methods. The Company shall not, and shall not permit any Company Subsidiary to, implement or adopt any change in its accounting principles, practices or methods that is material to the Company and the Company Subsidiaries taken as a whole, except as required by US GAAP, the rules or policies of the Public Company Accounting Oversight Board or Applicable Laws.

(r)	Material Company Contracts. Subject to Applicable Laws, the Company shall not, and shall not permit any Company Subsidiary to, enter into, materially amend or terminate any Material Company Contract or any contract or agreement that if entered into prior to the date hereof would have been a Material Company Contract, except in the ordinary course of business consistent with past practice.

(s)	Claims. The Company shall not, and shall not permit any Company Subsidiary to, pay, discharge or satisfy any material claims, liabilities or obligations, except in the ordinary course of business consistent with past practice or in accordance with their terms, or settle any material claim, action, proceed or investigation, except in the ordinary course of business consistent with past practice.

(t)	Litigation. The Company shall not settle, release, waive or compromise any pending or threatened claim, action, suit arbitration or proceeding requiring payments by the Company or any Company Subsidiary of an amount in excess of US $100,000, except as required under the terms of applicable insurance policies where the liability of the Company or any Company Subsidiary in respect thereof does not exceed, in the aggregate, the applicable deductible under such insurance policy required to be paid by the Company or any Company Subsidiary.

(u)	No Related Actions. The Company shall not, and shall not permit any Company Subsidiary to, authorize or enter into any legally binding agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding the foregoing, the provisions of clauses (f) and (g) through (n) of this Section 4.1 shall not apply to any transactions between or among the Company and any of its direct or indirect wholly-owned Subsidiaries or between or among any direct or indirect wholly-owned Subsidiaries of the Company. Nothing contained in this Agreement is intended to give the Parent, USCo, the Purchaser or US New Opco, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its and its Subsidiaries’ respective operations.

4.2	Covenants of the Company Regarding Non-Solicitation

(a)	Subject to the provisions of this Section 4.2 and Section 4.3 below, the Company shall, and the Company shall direct and cause the Company Subsidiaries and their respective Representatives (including, without limitation, the Company’s Financial Advisor) to, immediately cease and cause to be terminated any solicitation, encouragement, discussion, negotiation or process with any Person that may be ongoing with respect to any proposal that constitutes, or would reasonably be expected to constitute, an Acquisition Proposal, whether or not initiated by the Company, until termination of this Agreement pursuant to Article 7. The Company and each Company Subsidiary will discontinue access to any other third party (other than the Parent, USCo, the Purchaser or US New Opco, or their Representatives) to any data room (virtual or otherwise) and, subject to the terms and conditions of any applicable confidentiality agreements, promptly request the return or deletion from all data retrieval systems and data bases or destruction of all confidential information regarding the Company or any Company Subsidiary previously provided to any Person (other than the Parent, USCo, the Purchaser and US New Opco). The Company further agrees not to waive, amend or terminate, or release any such Person from, any standstill or confidentiality agreement or provision to which such Person is a party with the Company and to take commercially reasonable actions to enforce such standstill and confidentiality agreements and provisions.

(b)	Subject to Section 4.2(d) and Section 4.3 hereof, the Company hereby covenants and agrees that it shall not, and the Company shall not authorize or permit any Company Subsidiary or any of their respective Representatives (including, without limitation, the Company’s Financial Advisor), directly or indirectly, to:

(i)	make, solicit, initiate, encourage, entertain, promote, facilitate or assist the making of, including by way of furnishing any information, any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii)	engage in or otherwise participate, directly or indirectly, in any discussions or negotiations regarding any Acquisition Proposal;

(iii)	withdraw, modify, qualify or change in a manner adverse to the Parent, USCo, the Purchaser or US New Opco, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to the Parent, USCo, the Purchaser or US New Opco, the Company Board Recommendation (it being understood that failing to affirm the Company Board Recommendation after an Acquisition Proposal has been publicly announced shall be considered a modification which is adverse to the Parent, USCo, the Purchaser or US New Opco for the purposes of this subsection if the Company Board has not affirmed the Company Board Recommendation on the date which is the earlier of:

(A)	five (5) Business Days after the Parent reasonably requests in writing (Parent shall specify the reason(s) for the request).

(B)	twenty (20) calendar days after the date on which the Acquisition Proposal has been publicly announced; and

(C)	five (5) Business Days prior to the Company Meeting (unless the Acquisition Proposal has been publicly announced within such five (5) Business Day period);

(iv)	approve or recommend any Acquisition Proposal; or

(v)	enter into any agreement, written or oral, related to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Arrangement and the transactions contemplated herein or providing for the payment of any break, termination or other fee or expense to any Person (other than the Parent, USCo, the Purchaser or US New Opco) in the event that the Company completes the Arrangement or the other transactions contemplated herein or any other transaction with the Parent agreed to prior to the termination of this Agreement.

(c)	The Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, consider, discuss, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any Person proposing an Acquisition Proposal, in each case after the date of the approval of the Arrangement Resolution by the Shareholders.

(d)	Notwithstanding Section 4.2(b) above, if the Company receives a written Acquisition Proposal, the Company Board may, prior to the approval of the Arrangement Resolution by the Shareholders, consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of the Company by, any Person who has delivered a bona fide written Acquisition Proposal:

(i)	which was not solicited after the date of this Agreement;

(ii)	did not otherwise result from a breach of this Section 4.2; and

(iii)	that is a Superior Proposal;

provided, however, that prior to taking any such action, the Company must:

(iv)	give notice to the Purchaser of such Acquisition Proposal as provided in Section 4.2(e); and

(v)	obtain a confidentiality agreement from the Person making such Acquisition Proposal in form and substance substantially similar to the confidentiality agreement entered into between the Parent and the Company.

If the Company receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and the Company is permitted pursuant to this Section 4.2(d) to consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of the Company subject to the execution by such Person of the confidentiality agreement as described above, the Company may provide such Person with such information and access; provided, however, that the Purchaser is provided with a list of, and a copy of, the information provided to such Person (if not previously provided with such information) and is immediately provided with access to similar information to which such Person is provided (if not previously provided with such access).

(e)	From and after the date of this Agreement, the Company shall promptly (and in any event within forty-eight (48) hours) notify the Purchaser, at first orally and promptly thereafter in writing, of any inquiry, proposal or offer constituting an Acquisition Proposal, or any request for non-public information relating to the Company or any Company Subsidiary. Such notice shall provide the identity of the Person making such proposal, inquiry or offer and shall include a description of the material terms and conditions of any such proposal, inquiry or offer. The Company shall keep the Purchaser fully informed on a prompt basis (and in any event within forty-eight (48) hours) of the status, including any change to the material terms, of any such inquiry, proposal or offer.

(f)	Nothing contained in this Agreement shall relieve the Company from its obligation to proceed to call and hold the Company Meeting and to hold a vote of the Shareholders and holders of Options on the Arrangement Resolution (provided that the Company shall be relieved from its obligations to actively solicit proxies in favor of the Arrangement Resolution, if the Company Board determines, in good faith, that soliciting proxies in favor of the Arrangement Resolution is not consistent with its fiduciary duties under Applicable Laws), except in circumstances where this Agreement is terminated in accordance with the terms hereof prior to the date of the Company Meeting.

(g)	The Company shall ensure that each of the Company Subsidiaries and their respective Representatives (including, without limitation, the Company’s Financial Advisor) retained by any of them are aware of the provisions of this Section 4.2, and it shall be responsible for any breach of this Section 4.2 by such Representatives.

4.3	Right to Accept a Superior Proposal

(a)

If the Company has complied with Section 4.2 of this Agreement, the Company Board may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal and may withdraw or refrain from affirming the Company Board Recommendation prior to the Shareholder Approval and terminate this Agreement if, and only if (with the exception of a confidentiality agreement which complies with Section 4.2(d), the execution of which shall not be subject to the conditions of this Section 4.3):

(i)	the Company has provided the Purchaser with a copy of the document containing the Superior Proposal;

(ii)	ten (10) Business Days have elapsed from the later of:

(A)	the date the Purchaser received written notice (a “Superior Proposal Notice”) advising the Purchaser that the Company Board has resolved, subject to compliance with this Section 4.3, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and specifying in detail the basis for such resolutions; and

(B)	the date the Purchaser received a copy of the document containing such Superior Proposal;

(iii)	a majority of the members of the Company Board has determined in good faith (after consultation with the Financial Advisor and outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under Applicable Laws; and

(iv)	taking into account any revised proposal made by the Parent, USCo, the Purchaser and US New Opco since receipt of the Superior Proposal Notice, such Superior Proposal remains a Superior Proposal and the Company Board has again made the determinations referred to in this Section 4.3(a).

In the event that the Company provides the Purchaser with a Superior Proposal Notice on a date that is less than five (5) Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not less than five (5) Business Days and not more than fifteen (15) Business Days after the date of receipt by the Purchaser of the Superior Proposal Notice.

(b)

During the ten (10) Business Day period referred to in Section 4.3(a)(ii) above, the Parent, USCo, the Purchaser and US New Opco shall have the right, but not the obligation, to offer to amend the terms of this Agreement, including the Plan of Arrangement. The Company Board will review any proposal by the Parent, USCo, the Purchaser and US New Opco to amend the terms of this Agreement, including the Plan of Arrangement, in good faith in order to determine whether the amended proposal upon acceptance by the Company would result in such Superior Proposal ceasing to be a Superior Proposal. If the Company Board so determines, the Company shall negotiate and use commercially reasonable efforts to enter into an amended agreement with the Parent, USCo, the Purchaser and US

New Opco reflecting the amended proposal. If the Company Board continues to believe, in good faith and after consultation with the Financial Advisor and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the Parent’s amended proposal, (i) the Company may terminate this Agreement pursuant to Section 7.1(d) and enter into an agreement regarding the Superior Proposal and/or (ii) the Company Board may recommend the Superior Proposal and withdraw the Company Board Recommendation.

(c)	The Company hereby acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 4.2 and the requirement under Section 4.3(a)(ii) to initiate an additional five (5) Business Day notice period.

(d)	If the Information Circular has been sent to the Shareholders prior to the expiration of the ten (10) Business Day period set forth in Section 4.3(a)(ii) and, during such period, the Purchaser reasonably requests in writing that the Company Meeting proceed, unless otherwise ordered by the Court, the Company shall continue to take all commercially reasonable actions necessary to hold the Company Meeting and to cause the Arrangement to be voted on at the Company Meeting.

4.4	Covenants of the Parent, USCo, the Purchaser and US New Opco.

The Parent, USCo, the Purchaser and US New Opco hereby, jointly and severally, covenant and agree with the Company that, during the period commencing on the date of this Agreement and continuing until the Effective Time:

(a)	The Parent, USCo, the Purchaser and US New Opco shall not take any action, or refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to prevent, impede or delay the completion of the Arrangement or the transactions contemplated herein or would render, or that could reasonably be expected to render, any representation or warranty made by the Parent, USCo, the Purchaser and US New Opco or made by the Company in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made or that would or could have a Material Adverse Effect on the Company.

(b)	The Purchaser will promptly notify the Company in writing if:

(i)	Any of the Parent, USCo, the Purchaser and US New Opco becomes aware that any of the representations and warranties of the Parent, USCo, the Purchaser and US New Opco in this Agreement is untrue or inaccurate in any material respect; or

(ii)	there has been any breach of any covenant or agreement of the Parent, USCo, the Purchaser or US New Opco contained in this Agreement.

(c)	The Parent, USCo, the Purchaser and US New Opco shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the Arrangement and the other transactions contemplated in this Agreement, including the execution and delivery of such documents as the Company may reasonably request, and to use commercially reasonable efforts to obtain and maintain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under United States Securities Laws and Nasdaq and submissions of information requested by Governmental Entities.

(d)	Neither the Parent nor any Affiliate of the Parent, including USCo, the Purchaser and US New Opco, shall take any action with respect to the Company or the Company Subsidiaries subsequent to the Effective Time that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16 and Notice 2008-111.

(e)	No election under Section 338(g) of the Tax Code shall be made by the Parent, USCo, the Purchaser or US New Opco with respect to the acquisition of the Shares pursuant to this Agreement.

4.5	Access and Information.

(a)	Prior to the Effective Time, the Company or the Parent (as applicable) shall, and shall cause its Subsidiaries to, upon reasonable notice, afford the other Party and their counsel, accountants, consultants and other authorized Representatives reasonable access, during normal business hours, to the employees, properties, books and records of the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) so that they may have the opportunity to make such further investigations of the business and affairs of the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) as they shall desire. Any such investigations shall not affect the representations and warranties made by the Company or the Parent (as applicable) in this Agreement. Prior to their filing, the Company or the Parent (as applicable) shall furnish as promptly as practicable to the other Party a copy of each registration statement, prospectus, report, schedule, form, statement and other document that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of United States Securities Laws, Nasdaq or the BCBCA. The Company or the Parent (as applicable) shall cause its officers and employees, and the officers and employees of its Subsidiaries, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries as the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) may reasonably request from time to time.

(b)	Prior to the Effective Time, the Company or the Parent (as applicable) shall promptly provide the other Party with copies of all interim financial statements of the Company and the Company Subsidiaries or the Parent and its Subsidiaries (as applicable) as the same become available and shall cause one or more of its designated Representatives to confer on a regular basis with the authorized Representatives of the other Part. The Company or the Parent (as applicable) shall provide the other Party with prompt written notice of any material change in its business or affairs, or that of its Subsidiaries, and of any material complaints, investigations or hearings (or written communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to the Company’s or the Parent’s (as applicable) knowledge, the threat of litigation (including all litigation relating to the transactions contemplated hereby), and the Company or the Parent (as applicable) shall keep the Other Party reasonably promptly informed (and in any event within seventy-two (72) hours) of such events.

4.6	Commercially Reasonable Efforts.

(a)	Each of the Company and the Parent, USCo, the Purchaser and US New Opco shall cooperate with and assist the other Parties, and shall use its commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) provide notice to any other Person, and obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are required under the terms of any Material Company Contract or are necessary, proper or advisable to consummate the Arrangement and other transactions contemplated hereby. Each of the Company and the Parent, USCo, the Purchaser and US New Opco shall not, and shall cause its Subsidiaries not to, take any action or omit to take any action where such action or omission would, or would reasonably be expected to, result in (A) any of the conditions to the Arrangement set forth in Article 5 not being satisfied or (B) a material delay in the satisfaction of such conditions.

(b)	In furtherance and not in limitation of the foregoing, each party hereto shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings under all other applicable Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Regulatory Laws and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws as soon as practicable.

(c)	In connection with this Section 4.6, the Parties hereto shall (i) cooperate in all respects with each other in connection with any filing with, submission to, investigation by or inquiry by, any Governmental Entity, (ii) promptly inform the other Parties of any communication received by such Party from, or given by such Party to, the Antitrust Division of the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby and (iii) permit the other Parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding, by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or any other Governmental Entity or Person, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby.

(d)	Each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law. Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement shall require or obligate any Party or any of its Affiliates to, and no Party shall, without the prior written consent of the other Parties hereto, commence any litigation with any Governmental Entity in connection with any Regulatory Law.

4.7	Public Announcements.

The Parent and the Company shall consult with, and provide each other the reasonable opportunity to review and comment on, any press release relating to this Agreement or the transactions contemplated hereby, including the Arrangement, and shall not issue any such press release prior to such consultation except as shall be required by Applicable Laws or by obligations pursuant to any applicable listing agreement with any national securities exchange.

4.8	Notification of Certain Matters.

Each of the Parent, USCo, the Purchaser and US New Opco shall use its commercially reasonable efforts to give prompt written notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt written notice to the Parent, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which such Party is aware and that would be reasonably likely to cause (i) any representation or warranty made by such Party in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement made by such Party in this Agreement not to be complied with or satisfied in all material respects, (b) any failure of such Party to comply in a timely manner with any material covenant or agreement to be complied with by it under this

Agreement, (c) any condition which such Party reasonably believes is not likely to be satisfied prior to the Effective Date or (d) any change or event affecting such Party that would have or would be reasonably likely to have a Material Adverse Effect on such Party; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice.

4.9	Confidentiality.

Each of the Company and the Parent acknowledges and confirms that (a) the Company and the Parent have entered into a Confidentiality Agreement, dated April 12, 2013 (the “Confidentiality Agreement”), (b) all information provided by each Party hereto to any other Party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) subject to Section 8.5 hereof, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

4.10	Resignations.

Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his resignation as a director of the Company effective immediately prior to the Effective Time. Prior to the Effective Time, the Company shall obtain the resignations of such directors or officers of the Company Subsidiaries as the Parent shall request with reasonable advance notice.

4.11	Delisting.

Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from Nasdaq and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Arrangement.

4.12	Exchange Listing.

The Parent shall provide The NASDAQ Stock Market with the notification required by Listing Rule 5250(e)(2) of The NASDAQ Stock Market no later than fifteen calendar days prior to the Effective Time and cause the shares of Parent Common Stock issued in the transaction to be approved for listing on The NASDAQ Stock Market in accordance with the normal practices of The NASDAQ Stock Market.

4.13	Conduct of Parent Pending Effective Time.

During the period from the date of this Agreement until the Effective Time, except as set forth in Section 4.13 of the Buyer Disclosure Schedule, as consented to in writing in advance by the Company, as otherwise expressly contemplated by this Agreement or as required by Applicable Law, the Parent covenants and agrees that none of USCo, the Purchaser or US New Opco shall have any operations and that the Parent shall carry on its business in the ordinary and usual course and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current organization as a Maryland corporation and its election as a business development company under the Investment Company Act of 1940, keep available the services of the Investment Adviser and the Administrator and use its commercially reasonable efforts to maintain its material rights, franchises, licenses, permits, approvals and other authorizations issued by Governmental Entities and its existing relationships and goodwill with its employees, creditors, service providers and others having business dealings with it and Governmental Entities, in each case in all material respects. In furtherance and without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, except as set forth in Section 4.13 of the Buyer Disclosure Schedule, as consented to in writing in advance by the Company, as otherwise expressly contemplated by this Agreement or as required by Applicable Law, the Parent shall not, directly or indirectly, without the Company’s prior written consent:

(a)	split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(b)	issue, deliver or sell any Parent Common Stock or other securities of it at less than fair market value (subject to a permissible discount of up to 3%) for such Parent Common Stock or other securities;

(c)	amend the Parent’s charter documents or other applicable governing instruments or documents (whether by merger, consolidation or otherwise) in a manner that would affect the holders of Shares adversely relative to other holders of Parent Common Stock;

(d)	take or omit to take any action to cause the Parent Common Stock to cease to be eligible for listing on Nasdaq;

(e)	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(f)	fail to maintain in full force and effect insurance that, to the Parent’s knowledge, is customary in the industry and complies with applicable governmental regulations; or

(g)	authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

4.14	Financing Cooperation.

Prior to the Effective Date, the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to provide, such cooperation as may be reasonably requested by the Parent or its financing sources (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Company and Company Subsidiaries) in connection with the financings contemplated under any debt commitment letter obtained by the Buyers prior to the Effective Time, including using commercially reasonable efforts to (i) cause appropriate officers (including senior management), employees, representatives and advisors to be available to meet during normal business hours with ratings agencies, analysts, investment bankers and prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (ii) provide reasonable assistance with the preparation of any ratings presentations, information memoranda, offering memoranda or other marketing and disclosure documents and customary information in connection therewith, (iii) provide any financing sources of the Parent, USCo, the Purchaser or US New Opco with reasonable access to the properties, books and records of the Company and the Company Subsidiaries (including for the purpose of conducting a customary commercial finance audit examination and field examination of the Company and the Company Subsidiaries), (iv) subject to the occurrence of the Arrangement, in the case of the Company Subsidiaries only, execute and deliver loan agreements, pledge, security and other collateral documents, intercreditor agreements, customary certificates, authorization letters, any other customary definitive financing documents and related customary loan documents as may be reasonably requested by Purchaser or its financing sources, (v) provide the Parent, USCo, the Purchaser or US New Opco and its financing sources with all financial information and projections as may be reasonably requested by the Parent, USCo, the Purchaser or US New Opco or its financing sources (including pro forma consolidated and consolidating balance sheets and related pro forma consolidated and consolidating statements of income of the Company and the Company Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days before the Effective Date, prepared by the Company after giving effect to the transactions herein contemplated as if the transactions had occurred as of such date (in the case of such balance sheets) or at the beginning of such period (in the case of such other statements of income), forecasts prepared by the Company of balance sheets, income statements and cash flow statements for each month for the first twelve months following the Effective Date and annually for each of the years 2014, 2015, 2016, 2017 and 2018 and borrowing base availability projections for the first twelve months following the Effective Date, including projected letter of credit balances), (vi) provide the Parent, USCo, the Purchaser or US New Opco and its financing sources with all documentation and information as is reasonably requested in writing at least ten days prior to the Effective Date as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and (vii) direct its independent accountants and counsel to provide customary and reasonable assistance to the Parent, USCo, the Purchaser or US New Opco and its financing sources, including in connection with providing customary comfort letters and opinions of counsel; provided, however, that neither Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee, (B) have any liability or obligation under any credit agreement or other agreement or document related to the debt financing (or alternative financing that the Purchaser may raise in connection with the transactions contemplated by this Agreement) or (C) be required to incur any other liability or expense in connection with the debt financing (or any alternative financing that the Purchaser may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or reasonably satisfactorily indemnified by the Purchaser. Neither Company nor any of its Subsidiaries shall be required by this Section 4.14 to provide access to or to disclose information that, in the reasonable opinion of Company’s legal counsel, may result in a violation of any Applicable Law or Order or any binding Contract entered into prior to the date of this Agreement. Company shall use its commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

ARTICLE 5

CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Company, the Parent, USCo, the Purchaser and US New Opco to consummate the Arrangement shall be subject to the satisfaction, at or before the Effective Time, of the following conditions precedent, each of which may only be waived, in whole or in part, by mutual written consent of the Company and the Parent, USCo, the Purchaser and US New Opco:

(a)	the Interim Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(b)	the Shareholder Approval shall have been obtained in accordance with the provisions of the Interim Order;

(c)	the Final Order shall have been granted in form and substance reasonably satisfactory to the Parent and the Company, and shall not have been set aside or modified in a manner unacceptable to the Parent or the Company, on appeal or otherwise;

(d)	no Applicable Laws or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Arrangement illegal or otherwise prohibiting the consummation of the Arrangement;

(e)	there shall have been no action taken under any Applicable Laws or by any Governmental Entity which:

(i)	makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement; or

(ii)	results in a judgment, Order or decree relating to the Arrangement which would prevent or materially impede the consummation of the Arrangement;

(f)

all waiting periods applicable to the Arrangement under the HSR Act or other Regulatory Laws shall have expired or been terminated, and all actions by or in respect of, or filings with, any Governmental Entity under the HSR Act or any other Regulatory Law that are required to permit the consummation of the Arrangement shall have been (or are deemed to have been) taken, waived, made or obtained; and

(g)	the Form N-14 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form N-14 shall have been issued and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

5.2	Additional Conditions Precedent to Obligations of the Company

The obligation of the Company to complete the Arrangement is subject to the satisfaction, at or before the Effective Time, of each of the following conditions, which conditions are for the sole benefit of the Company and may be waived by the Company in whole or in part by notice in writing to the Parent, USCo, the Purchaser and US New Opco without prejudice to the rights of the Company to rely on any other condition:

(a)	the representations and warranties of the Parent, USCo, the Purchaser and US New Opco contained in Section 3.1 of this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations indicated by the words “material adverse effect”, “in all material respects”, “material”, “materially” or other, similar qualifiers or limitations) as of the date of this Agreement and at the Effective Time as if made on and as of such date or time (except (i) to the extent that such representations and warranties represent and warrant certain facts or information as of a specified date, in which event such representations and warranties shall truly and correctly represent and warrant such facts and information as of such specified date), and (ii) for any failures of any such representations and warranties to be so true and correct that, individually or in the aggregate, would not prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement, including the Arrangement), and each of the Parent, USCo, the Purchaser and US New Opco shall have provided to the Company a certificate of a duly authorized executive officer thereof certifying to such effect on the Effective Date;

(b)	each of the Purchaser, USCo and the Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and each of the Parent, USCo, the Purchaser and US New Opco shall have provided to the Company a certificate of a duly authorized executive officer thereof certifying that, as of the Effective Time, the Parent, USCo, the Purchaser and US New Opco have so complied with this condition;

(c)	Since the date of this Agreement, except as contemplated by this Agreement, there shall not have occurred any development, effect or change that is reasonably expected to have a Material Adverse Effect on the Parent, USCo, the Purchaser or US New Opco; and

(d)	all consents, waivers, permits, exemptions, Orders and approvals of, and any registrations and filings with, any Governmental Entity under any Applicable Laws (other than the HSR Act or any other applicable Regulatory Law) and the expiration of any related waiting periods required to permit the completion of the Arrangement, the failure of which to obtain or the non-expiration of which, either individually or in the aggregate, would or would reasonably be expected to prevent or materially impede the completion of the Arrangement, shall have been obtained or received.

5.3	Additional Conditions Precedent to Obligations of the Parent, USCo, the Purchaser and US New Opco

The obligation of each of the Parent, USCo, the Purchaser and US New Opco to complete the Arrangement is subject to the satisfaction of each of the following conditions at or before the Effective Time, which conditions are for the sole benefit of the Parent, USCo, the Purchaser and US New Opco and may be waived by the Parent, USCo, the Purchaser and US New Opco in whole or in part by notice in writing to the Company without prejudice to the rights of the Parent, USCo, the Purchaser and US New Opco to rely on any other condition:

(a)	(i) the representations and warranties of the Company contained in the last sentence of Section 3.2(a) and Sections 3.2(b), (c) and (d) of this Agreement shall be true and correct in all respects as of the date of this Agreement and at the Effective Time as if made on and as of such date (except to the extent that any such representations and warranties represent and warrant certain facts or information as of a specified date, in which event such representations and warranties shall truly and correctly represent and warrant such facts and information as of such specified date), except for any failures of any of the representations or warranties in the last sentence of Section 3.2(a) and in Sections 3.2(b) (Authority), (c) (Capitalization), (d) (Options and Warrants to Purchase Shares), (r) (Opinion of Financial Advisor) and (y) (Loans) of this Agreement to be true and correct that, individually or in the aggregate, are de minimis relative to each such representation and warranty, (ii) each of the other representations and warranties of the Company contained in Section 3.2 of this Agreement shall be true and correct (without giving effect to any qualifications or limitations indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” “materially,” or other, similar qualifiers or limitations) as of the date of this Agreement and at the Effective Time as if made on and as of such date or time (except (A) to the extent that any such representations and warranties represent and warrant certain facts or information as of a specified date, in which event such representations and warranties shall truly and correctly represent and warrant such facts and information as of such specified date, (B) for changes specifically permitted by this Agreement and (C) for any failures of any such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect), and (iii) the Company shall have provided to the Parent, USCo, the Purchaser and US New Opco a certificate of a duly authorized executive officer of the Company certifying to such effect on the Effective Date;

(b)	the Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and the Company shall have provided to the Parent, USCo, the Purchaser and US New Opco a certificate of a duly authorized executive officer thereof certifying that, as of the Effective Time, the Company has so complied with this condition;

(c)	all consents, waivers, permits, exemptions, Orders and approvals of, and any registrations and filings with any Governmental Entity under any Applicable Laws (other than the HSR Act or any other applicable Regulatory Law) and the expiration of any related waiting periods required to permit the completion of the Arrangement, the failure of which to obtain or the non-expiration of which, either individually or in the aggregate, would or would reasonably be expected to prevent or materially impede the completion of the Arrangement, shall have been obtained or received;

(d)	since the date of this Agreement, except as contemplated by this Agreement, there shall not have occurred any Company Material Adverse Change;

(e)	the Company shall have received the Existing Debt Consent; and

(f)	Dissenting Rights shall have been exercised in respect of not more than 10% of the Shares.

5.4	Cooperation

Each of the Parties hereto will use all commercially reasonable efforts to satisfy each of the conditions precedent to be satisfied by it and take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws, to permit the completion of the Arrangement and the other transactions contemplated in this Agreement in accordance with the provisions of this Agreement and to complete and make effective the Arrangement and the other transactions contemplated in this Agreement and to co-operate with each other in connection with the foregoing including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Arrangement or any of the other transactions contemplated hereby.

5.5	Merger of Conditions

The conditions set out in Sections 5.1, 5.2 or 5.3 shall be conclusively deemed to have been satisfied, fulfilled or waived upon the filing of the Arrangement Filings at the Effective Time on the Effective Date. The Company hereby acknowledges and agrees that it has no right to file the Arrangement Filings, if any, unless such conditions have been satisfied, fulfilled or waived in writing and the Parent, USCo, the Purchaser and US New Opco, acting reasonably, have consented in writing to such filing.

ARTICLE 6

INSURANCE AND INDEMNIFICATION

6.1	Indemnification

The Articles of the Purchaser as of the date of this Agreement are attached hereto as Exhibit 6.1 (the “Purchaser Articles”). The Purchaser Articles shall be the Articles of Amalco, the resulting corporation in the amalgamation pursuant to the Plan of Arrangement. The provisions with respect to indemnification set forth in the Purchaser Articles attached hereto as Exhibit 6.1 (including, without limitation, Part 20 thereof) shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company or any Company Subsidiary. In addition, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of such indemnified parties as provided in any indemnification agreements shall be assumed by Amalco, the resulting corporation in the amalgamation pursuant to the Plan of Arrangement, without further action, as of the Effective Time and shall survive the Arrangement and shall continue in full force and effect in accordance with their respective terms.

6.2	Insurance

(a) For six (6) years after the Effective Time, the Parent shall provide, or shall cause to be provided, directors’ and officers’ liability insurance coverage in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy(ies), and each Person who becomes covered by the Company’s directors’ and officers’ liability insurance policy(ies) prior to the Effective Time, on the same terms as the Company’s existing policy(ies) or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to such Persons than those of the Company’s existing policy(ies); provided, however, that in satisfying its obligation under this Section 6.2(a), the Parent shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the aggregate annual premiums that the Company and/or any Company Subsidiaries are paying with respect to the Company’s directors’ and officers’ insurance policy(ies) for the current policy period that includes the date of this Agreement, but in such case the Parent shall purchase, or shall cause to be purchased, as much coverage as possible for such amount. In lieu of maintaining such policies, the Parent may purchase, or cause to be purchased, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to each Person currently covered by the Company’s directors’ and officers’ liability insurance policy(ies), and each Person who becomes covered by the Company’s directors’ and officers’ liability insurance policy(ies) prior to the Effective Time, as the coverage provided by such existing policies; provided, that the Parent shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of two hundred percent (200%) of the aggregate annual premiums that the Company and/or any Company Subsidiaries are paying with respect to the Company’s directors’ and officers’ insurance policy for the current policy period that includes the date of this Agreement.

(b) If the Parent or any of its successors or permitted assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Parent shall cause proper provisions to be made so that the successors and assigns of the Parent assume the obligations set forth in this Section 6.2.

ARTICLE 7

TERMINATION AND AMENDMENT

7.1	Rights of Termination

This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval (except as indicated):

(a)	by the mutual written consent of the Company, the Parent, USCo, the Purchaser and US New Opco;

(b)	By either the Parent or the Company, if the Arrangement shall not have been consummated on or prior to the Termination Deadline; provided, however, that (i) the Termination Deadline shall be automatically extended for a period not to exceed forty-five (45) days to the extent necessary to satisfy the conditions set forth in Section 5.1(e) and Section 5.3(d) and (ii) the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement or any of such Party’s representations and warranties in any manner that shall have been a substantial cause of, or substantially contributed to, the failure of the Arrangement to be consummated on or before the Termination Deadline;

(c)	by the Parent if:

(i)	the Company Board shall have withdrawn or modified in a manner adverse to the Parent, USCo, the Purchaser or US New Opco the Company Board Recommendation (including as contemplated by Sections 4.2 and 4.3);

(ii)	the Company Board shall have approved, adopted, declared advisable or recommended an Acquisition Proposal; or

(iii)

in the event that an Acquisition Proposal structured as a tender or exchange offer for the Shares is commenced by a Person unaffiliated with the Parent and, within ten (10) Business Days after the public announcement of the commencement of such proposed Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Shareholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer;

(d)	by the Company in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Sections 4.2 and 4.3;

(e)	by the Company or the Parent if the Shareholder Approval shall not have been obtained at the Company Meeting;

(f)	by the Company, if all of the following shall have occurred and provided that the Company is not then in breach of any of its representations, warranties, covenants or other agreements contained herein: (i) the Parent, USCo, the Purchaser or US New Opco shall have breached or failed to perform in any material respect any of its or their representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle the Company not to consummate the Arrangement under Section 5.2(a) or Section 5.2(b) and (iii) such breach or failure to perform is incapable of being cured by the Parent, USCo, the Purchaser or US New Opco prior to the Termination Deadline or, if such breach or failure to perform is capable of being cured by the Parent, USCo or Purchaser prior to the Termination Deadline, the Parent, USCo, the Purchaser or US New Opco shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Termination Deadline);

(g)	by the Parent, if all of the following shall have occurred and provided that the Parent, USCo, the Purchaser and US New Opco are not then in breach of any of their representations, warranties, covenants or other agreements contained herein: (i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle the Parent not to consummate the Arrangement under Section 5.3(a) or Section 5.3(b), and (iii) such breach or failure to perform is incapable of being cured by the Company prior to the Termination Deadline or, if such breach or failure to perform is capable of being cured by the Company prior to the Termination Deadline, the Company shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Termination Deadline);

(h)	by the Company, if any of the conditions set forth in Section 5.1(a) or Section 5.1(c) shall not have been, or if it becomes reasonably apparent that any of such conditions cannot be, fulfilled by the Termination Deadline, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Effective Date;

(i)	by the Parent and the Purchaser, if any of the conditions set forth in Section 5.1(a) or Section 5.1(c) shall not have been, or it becomes reasonably apparent that any of such conditions cannot be, fulfilled by the Termination Deadline, unless such failure shall be due to the failure of the Parent, USCo, the Purchaser or US New Opco to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it or them prior to the Effective Date; or

(j)	By either the Parent or the Company if (i) an Applicable Law shall have been enacted, entered or promulgated prohibiting the consummation of the Arrangement substantially on the terms contemplated hereby, (ii) an order, judgment, plan, writ, injunction, ruling or decree (“Order”) shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Arrangement substantially on the terms contemplated hereby, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its commercially reasonable efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to fulfill the condition set forth in Sections 5.1(a), (c) or (e), Section 5.2(c) or Section 5.3(c); provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any Party whose failure to comply with Section 4.6 has been a substantial cause of, or substantially contributed to, such inaction; and, provided further, that the right to terminate this Agreement pursuant to this Section 7.1(j) shall apply only if the Applicable Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 5 to be satisfied and the Party hereto entitled to rely on such condition shall not elect to waive such condition.

7.2	Effect of Termination

(a)	A Party desiring to terminate this Agreement pursuant to Section 7.1 above shall deliver written notice of such termination to each other Party or Parties hereto specifying with particularity the reason for such termination, and such termination, if valid, will be effective immediately upon delivery of such written notice. If this Agreement is terminated pursuant to Section 7.1 above, it (other than as set forth in Section 4.9, this Section 7.2 and Article 8, which provisions shall survive such termination) will become void and of no further force and effect, with no liability on the part of any Party to this Agreement (or any Representative of such Party), except that (i) if applicable, the Parent will be entitled to the Company Termination Fee described in Section 7.2(b) below, and (ii) if applicable, the Company will be entitled to the Purchaser Termination Fee described in Section 7.2(c) below.

(b)	In the event of termination (i)(A) by the Parent pursuant to Section 7.1(c) or by the Company pursuant to Section 7.1(d), the Company will pay to the Parent as soon as reasonably practicable (and in any event, within three (3) Business Days following such termination) by wire transfer of same day funds the Company Termination Fee, or (B) by the Parent pursuant to Section 7.1(g) or by either Party (as applicable) under Section 7.1(e), Section 7.1(h) or Section 7.1(i) and, in any of the foregoing circumstances, if prior to the eighteen month anniversary of such termination, the Company consummates a transaction contemplated by an Acquisition Proposal that was received by the Company prior to the termination of this Agreement, the Company will pay to the Parent as soon as reasonably practicable (and in any event within three (3) Business Days following the consummation of such transaction) by wire transfer of same day funds the Company Termination Fee, and (ii) by the Parent pursuant to Section 7.1(g), the Company will pay to the Parent as soon as reasonably practicable (and in any event within three (3) Business Days following such termination) by wire transfer of same day funds the Company Termination Fee. Notwithstanding anything to the contrary in this Agreement other than the next succeeding sentence, the Parent’s, USCo’s and the Purchaser’s right to terminate this Agreement pursuant to Section 7.1 above and receive payment of the Company Termination Fee pursuant to this Section 7.2(b) shall be the sole and exclusive remedy of the Parent, USCo, the Purchaser and US New Opco or any of their Affiliates for monetary damages against the Company and the Company Subsidiaries, or any of their respective Affiliates or any of their respective Representatives, for any and all damages, liabilities, losses, costs or expenses of any nature whatsoever that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Company Termination Fee in accordance with this Section 7.2(b), none of the Company and the Company Subsidiaries, or any of their respective Affiliates or any of their respective Representatives, shall have any further liability or obligation relating to or arising out of this Agreement or any of the agreements, certificates, or documents contemplated hereby or the transactions contemplated by this Agreement or any of the agreements, certificates, or documents contemplated hereby. In no event shall the Parent, USCo, the Purchaser or US New Opco seek any money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, other than the Company Termination Fee, but the foregoing will not eliminate or limit the right of the Parent, USCo and Purchaser to seek equitable relief pursuant to the terms of Section 7.6(a) of this Agreement or seek damages for fraud or willful breach. In no event will more than one Company Termination Fee be due and owing.

(c)

In the event of termination by the Company pursuant to Section 7.1(f), the Parent will pay to the Company as soon as reasonably practicable (and in any event within three (3) Business Days following such termination) by wire transfer of same day funds the Purchaser Termination Fee. Notwithstanding anything to the contrary in this Agreement other than the next succeeding sentence, the Company’s right to terminate this Agreement pursuant to Section 7.1(f) above and receive payment of the Purchaser Termination Fee pursuant to this Section 7.2(c)

shall be the sole and exclusive remedy of the Company or any of its Affiliates against the Parent, USCo, the Purchaser or US New Opco, or any of their respective Affiliates or any of their respective Representatives, for any and all damages, liabilities, losses, costs or expenses of any nature whatsoever that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Purchaser Termination Fee in accordance with this Section 7.2(c), none of the Parent, USCo, the Purchaser or US New Opco, or any of their respective Affiliates or any of their respective Representatives, shall have any further liability or obligation relating to or arising out of this Agreement or any of the agreements, certificates, or documents contemplated hereby or the transactions contemplated by this Agreement or any of the agreements, certificates, or documents contemplated hereby. In no event shall the Company seek any money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, other than the Purchaser Termination Fee; provided, however, that, subject to Section 7.6, the foregoing shall not eliminate or limit the right of the Company to seek and obtain equitable relief of any kind or seek damages for fraud or willful breach. In no event will more than one Purchaser Termination Fee be due and owing.

(d)	For purposes of this Agreement, “Company Termination Fee” will mean an amount equal to US $6,000,000 and “Purchaser Termination Fee” will mean an amount equal to US $6,000,000. In the event any Company Termination Fee, Purchaser Termination Fee or Purchaser Fee is not paid when due, the Party obligated to pay such amount will additionally pay interest from such due date at a rate per annum equal to the “prime rate” (as published by the Wall Street Journal, Eastern Edition) in effect on the date on which such payment was required to be made.

(e)	Each Party acknowledges that the Company Termination Fee and Purchaser Termination Fee amounts set forth in Section 7.2(b) and Section 7.2(c) above will constitute payment of liquidated damages which are a genuine pre-estimate of the damages which the Party in question will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Each Party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.

7.3	Termination Deadline

If the Effective Date does not occur on or before the Termination Deadline, this Agreement will terminate on notice by a Party hereto to the other Parties hereto. The right to terminate this Agreement under this Section 7.3 shall not be available to any Party hereto whose action or failure to act has been a substantial cause of or resulted in the failure of the Effective Date to occur on or before the Termination Deadline and such action or failure to act constitutes a breach of this Agreement. Notwithstanding the foregoing, if this Agreement has not previously been validly terminated in accordance with the provisions of this Section 7.3, any Party shall have the right, in their sole discretion, upon written notice to the other Parties in advance of the

Termination Deadline to extend the Termination Deadline for a period of ten (10) days beyond the Termination Deadline (the “Revised Termination Deadline”) and the other Parties shall not be entitled to terminate this Agreement under this Section 7.3 until the expiration of such Revised Termination Deadline.

7.4	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of all of the Parties hereto (and not by an email or series of emails, and in the case of the Parent signed in blue ink by John F. Barry III as Chief Executive Officer of the Parent or M. Grier Eliasek as Chief Operating Officer of the Parent, or the successor of either of them, and in the case of the Company signed in blue ink by Peter L. Vosotas as President and Chief Executive Officer of the Company or Ralph T. Finkenbrink as Senior Vice President – Finance and Chief Financial Officer of the Company, or the successor of either of them), and any such amendment may, subject to the Interim Order and the Final Order and Applicable Laws, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the Parties hereto;

(b)	waive any inaccuracies or modify any representations or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the Parties hereto; or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

7.5	Waiver

At any time prior to the Effective Date, subject to Section 8.10, any Party hereto may:

(a)	extend the time for the performance of any of the obligations or other acts of the other Parties hereto; or

(b)	waive compliance with any of the covenants or agreements of the other Parties hereto or with any conditions to its own obligations, but in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

7.6	Remedies

(a)

The Parties acknowledge and agree that an award of money damages is not available for certain breaches of this Agreement by the Company or its Representatives and that such breaches may cause the Parent, USCo, the Purchaser and US New Opco irreparable harm. Accordingly, the Company agrees that, only so long as this Agreement has not been terminated in accordance with the terms of Sections 7.1 or 7.3 hereof, the Parent, USCo, the Purchaser and US New Opco will be entitled to specific performance by the Company of any affirmative covenant or obligation of the Company, or an injunction prohibiting any actual or threatened breach by the Company of any negative or prohibitory covenant or obligation of the Company (i) under Section 4.2 or Section 4.3 of this Agreement, or (ii) which non-performance or breach would reasonably be expected to prevent or materially impede or delay the consummation of the Arrangement pursuant to this Agreement.

(b)	In the event that the Parent, USCo, the Purchaser and US New Opco are entitled to specific performance or an injunction pursuant to Section 7.6(a) of this Agreement, the Company agrees that it will not oppose the granting of such relief on the basis that the Parent, USCo, the Purchaser and US New Opco have an adequate remedy at law or an award of specific performance or injunction is not an appropriate remedy for any reason at law or equity. Except as set forth in Section 7.6(a) and the preceding sentence of this Section 7.6(b), the Parties agree that the Parent, USCo, the Purchaser and US New Opco shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

(c)	Notwithstanding Section 7.6(a), it is acknowledged and agreed that the Company shall be entitled to seek specific performance of the Purchaser’s obligation pursuant to the terms of this Agreement, to cause the Purchaser to consummate the Arrangement, only in the event that each of the following conditions has been satisfied: (i) all of the conditions in Sections 5.1, 5.2 and 5.3 (other than those conditions that, by their terms, are to be satisfied at the Effective Time or the failure of which to be satisfied, is caused by a material breach by the Parent, USCo, the Purchaser or US New Opco of its representations, warranties, covenants or agreements contained in this Agreement), and (ii) the Parent, USCo, the Purchaser and US New Opco fail to complete the Arrangement in accordance with Article II. Under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Arrangement being consummated and the payment of the Parent Termination Fee.

ARTICLE 8

GENERAL

8.1	Notice

(a) Subject to Section 8.1(c) below, all notices and other communications provided for herein shall be in writing and shall be delivered either by hand, by overnight courier service, by certified or registered mail, by telefacsimile or by email (in portable document format (“pdf”) or tagged image file format (“TIFF”)) as follows:

To the Parent, USCo, the Purchaser or US New Opco:

Prospect Capital Corporation

10 East 40th Street, 44th Floor

New York, New York 10016

Attention: General Counsel,

Theodore V. Fowler and Christopher

A. Johnson

Fax: 212-448-9652

Email: fax@prospectstreet.com

pl@prospectstreet.com

tfolwer@prospectstreet.com

cjohnson@prospectstreet.com

jbarry@prospectstreet.com

grier@prospectstreet.com

with a copy (not constituting notice) to:

Skadden Arps Slate Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Richard T. Prins

Fax: 1 917 777 2790

Email: richard.prins@skadden.com

To the Company:

Nicholas Financial, Inc.

2454 McMullen Booth Road, Building C

Clearwater, Florida 33759

Fax: 1 727 726 2140

Attention: Peter L. Vosotas

 Ralph T. Finkenbrink

with a copy to (which copy shall not constitute notice):

Foley & Lardner LLP

321 North Clark Street, Suite 2800

Chicago, IL 60654

Fax: (312) 832-4700

Attention: Todd B. Pfister, Esq.

(b) Any Party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to all of the other Parties hereto in accordance with Section 8.1(a) above.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) in the case of notices and other communications delivered by hand or overnight courier service, upon actual receipt thereof, (ii) in the case of notices and other communications delivered by certified or registered mail, upon the earlier of actual delivery and the third Business Day after the date deposited in the U.S. mail with postage prepaid and properly addressed, provided, that no notice or communication to the Parent pursuant to this sub-clause (ii) shall be effective until actually received by the Parent, (iii) in the case of notices and other communications delivered by telefacsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefacsimile was sent indicating that the telefacsimile was sent in its entirety to the recipient’s telefacsimile number and (iv) in the case of notices and other communications delivered by email, upon receipt by the sender of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, a return email or other written acknowledgement), provided, that no notice or communication to the Parent pursuant to this sub-clause (iv) shall be effective until receipt by the sender of written confirmation of receipt affirmatively initiated by the Parent, as applicable; provided, however, that in each case, if a notice or other communication would be deemed to have been given in accordance with the foregoing at any time other than during the recipient’s normal business hours on a Business Day for such recipient, such notice or other communication shall not be deemed given earlier than on the next succeeding Business Day for such recipient; and provided, further, that no notice to the Parent shall be effective until delivered by at least two, not one, of the methods described in sub-clauses (i) through (iv) above.

(d) Each Party acknowledges and agrees that the use of electronic transmission in general, and email in particular, is not necessarily secure and that there are risks associated with the use thereof, including risks of interception, disclosure and abuse, and each indicates it assumes and accepts such risks by hereby authorizing the use of electronic transmission.

8.2	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.3	No Assignment

This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto.

8.4	Entire Agreement

This Agreement (including the schedules, documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement between the Parties hereto and supersedes all other prior agreements, negotiations, discussions, understandings and undertakings, both written and oral, between the Parties hereto relating to the subject matter hereof. There are no unwritten or oral agreements between the Parties.

8.5	Severability

If any provision of this Agreement, or the application thereof, is determined for any reason and to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons and circumstances shall remain in full force and effect, provided that the legal or economic substance of the transactions contemplated hereby is not thereby affected in a manner adverse to any of the Parties hereto. Should any part of this Agreement be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. In lieu of such invalid or unenforceable provision, the Parties hereto will negotiate in good faith to add automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

8.6	Counterpart Executions and Facsimile Transmissions

This Agreement may be executed in two or more counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) shall be deemed to be an original and all of which together shall constitute one and the same document.

8.7	Fees and Expenses

Except as otherwise expressly set forth herein, and whether or not the Arrangement is consummated, each Party hereto shall be responsible for its own fees and expenses relating to the Arrangement and the other transactions contemplated herein (including, without limitation, fees of professional advisers, including legal counsel and auditors), except that the filing fee in connection with any filing made under the HSR Act and all other applicable Regulatory Laws shall be paid equally by the Parent and the Company.

8.8	Investigation

(a)	Any investigation by a Party hereto and its advisers shall not mitigate, diminish or affect the representations and warranties of the other Parties hereto contained in this Agreement or any document or certificate given pursuant thereto. The Parent, USCo, the Purchaser and US New Opco acknowledge the receipt of the Company Disclosure Schedule, and the Company acknowledges the receipt of the Buyer Disclosure Schedule.

(b)

Each of the Parent, USCo, the Purchaser and US New Opco acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, it is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby, including the Arrangement. Each of the Parent, USCo, the Purchaser and US New Opco is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it deemed necessary in connection with the execution, delivery and performance of this Agreement. In connection with the Parent, USCo, the Purchaser and US New Opco’s investigation of the

Company and the Company Subsidiaries, the Parent, USCo, the Purchaser and US New Opco received certain projections, including (without limitation) projected statements of operating revenues and income from operations of the Company’s and the Company Subsidiaries’ business and certain business plan information. The Parent, USCo, the Purchaser and US New Opco acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Parent, USCo, the Purchaser and US New Opco are familiar with such uncertainties and that the Parent, USCo, the Purchaser and US New Opco are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Parent, USCo, the Purchaser and US New Opco hereby acknowledge that the Company is making no representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Nothing contained in this Section 8.8(b) will be construed as a waiver by the Parent, USCo or Purchaser of claims for fraud.

8.9	Further Assurances

The Parties hereto will do all such farther acts and things and will execute such farther documents and agreements as may be necessary to give effect to the terms and conditions of this Agreement.

8.10	Waiver

Any waiver or release of any of the provisions of this Agreement, to be effective, must be a formal written instrument signed (and not by an email or series of emails) by the Party against whom such waiver is sought; provided, that in the case of the Parent, USCo, the Purchaser or US New Opco, such waiver must be signed in blue ink by John F. Barry III as Chief Executive Officer of the Parent or M. Grier Eliasek as Chief Operating Officer of the Parent, or the successor of either of them, and in the case of the Company signed in blue ink by Peter L. Vosotas as President and Chief Executive Officer of the Company or Ralph T. Finkenbrink as Senior Vice President – Finance and Chief Financial Officer of the Company, or the successor of either of them. A Party’s failure to insist at any time upon strict compliance with this agreement or with any of the terms of the agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by such Party of any of its rights or privileges. A waiver or consent, express or implied, of or to any breach or default by any Party in the performance by that Party of its obligations with respect to the agreement is not a waiver or consent of or to any other breach or default in the performance by that party of the same or any other obligations of that Party.

8.11	Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (U.S.A.), except to the extent that the laws of the Province of British Columbia, Canada and the laws of Canada are mandatorily applicable. Each of the Parties hereto irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Delaware (U.S.A.) and the Province of British Columbia, Canada.

8.12	Parties in Interest

Except with respect to Sections 6.1 and 6.2 (which are intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons), this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

PROSPECT CAPITAL CORPORATION
(the “Parent”)

By:	/s/ M. Grier Eliasek
Name:	M. Grier Eliasek
Title:	President and COO

WATERSHED ACQUISITION LP
(“USCo”)

By:	/s/ Theodore V. Fowler
Name:	Theodore V. Fowler
Title:	President

0988007 B.C. UNLIMITED
LIABILITY COMPANY
(the “Purchaser”)

By:	/s/ Theodore V. Fowler
Name:	Theodore V. Fowler
Title:	President

WATERSHED OPERATING LLC

By:	/s/ Theodore V. Fowler
Name:	Theodore V. Fowler
Title:	President

NICHOLAS FINANCIAL, INC.
(the “Company”)

By:	/s/ Peter L. Vosotas
Name:	Peter L. Vosotas
Title:	President and CEO

SCHEDULE A

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The Arrangement under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “Arrangement”) substantially as set forth in the Plan of Arrangement attached as Schedule B to the Arrangement Agreement dated as of December 17, 2013 (the “Arrangement Agreement”) by and among Nicholas Financial, Inc., a company existing under the laws of British Columbia, Canada (the “Company”), Prospect Capital Corporation, a corporation existing under the laws of Maryland (the “Parent”), Watershed Acquisition LP, a limited partnership existing under the laws of Delaware and a wholly-owned subsidiary of the Parent (“USCo”), 0988007 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada, and a wholly-owned subsidiary of USCo (the “Purchaser”), and Watershed Operating LLC, a limited liability company existing under the laws of Delaware, and an indirect wholly-owned subsidiary of the Parent (“US New Opco” and, collectively with the Parent, USCo and the Purchaser, the “Buyers”), and as described in the Information Circular of the Company dated December 17, 2013 is hereby adopted and approved, and the Board of Directors of the Company (“Board”) be and is hereby authorized to amend or revise the Arrangement in its discretion to the extent permitted by the Arrangement Agreement without further approval of the securityholders of the Company;

2.	The Arrangement Agreement is hereby ratified, confirmed and approved, and the Board be and is hereby authorized to amend or revise the Arrangement Agreement in its discretion to the extent permitted therein without further approval of the securityholders of the Company;

3.	Notwithstanding that the Arrangement has received the approval of the Supreme Court of British Columbia and the securityholders of the Company, the Board may, subject to the terms of the Arrangement, amend or decide not to proceed with the Arrangement or revoke this resolution at any time prior to the filing of the documents giving effect to the Arrangement, without further notice to or approval of the securityholders of the Company; and

4.	Any one director or officer of the Company is hereby authorized to do all such acts and things and execute and file with all required regulatory authorities all other documents and instruments necessary or desirable to carry out this resolution, including as may be applicable the Supreme Court of British Columbia, the Registrar of Companies for British Columbia, the U.S. Securities and Exchange Commission, and NASDAQ.

SCHEDULE B

Form of Plan of Arrangement

UNDER SECTION 288

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the following meanings:

(a)	“Amalco” means the corporation resulting from the amalgamation of the Purchaser and the Company contemplated by this Plan of Arrangement;

(b)	“Amalgamation Application” means the Form 13 Amalgamation Application, which is required to be filed with the Registrar along with the Final Order and the Plan of Arrangement in order to effect the Amalgamation under the BCBCA;

(c)	“Amalgamation” means the amalgamation of the Company and the Purchaser;

(d)	“Arrangement” means the arrangement under the provisions of Section 288 of the Business Corporations Act (British Columbia), on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement made hereto in accordance herewith and the Arrangement Agreement or made at the direction of the Court in the Final Order;

(e)	“Arrangement Agreement” means the Arrangement Agreement, dated as of December 17, 2013, by and among the Parent, USCo, the Purchaser, US New Opco and the Company, including the schedules and other attachments thereto, as the same may be supplemented or amended from time to time;

(f)	“Articles of Arrangement” means the articles of amalgamation of Amalco to be filed after the Final Order is made, which shall be in form and content satisfactory to the Company and the Purchaser, acting reasonably;

(g)	“Arrangement Resolution” means the resolution of the Company Securityholders approving the Arrangement to be considered at the Company Meeting;

(h)	“BCBCA” means the Business Corporations Act (British Columbia), as amended;

(i)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Clearwater, Florida, or Vancouver, British Columbia;

(j)	“Certificate of Amalgamation” means the certificate of amalgamation to be issued with respect to the Amalgamation, as part of the Arrangement;

(k)	“Company” means Nicholas Financial, Inc., a company existing under the laws of British Columbia, Canada;

(l)	“Company Meeting” means the special meeting of the Company Securityholders, including any adjournment or adjournments or postponement or postponements thereof, to be held in accordance with the Interim Order to consider the Arrangement Resolution;

(m)	“Company Securityholders” means, collectively, the Optionholders and the Shareholders;

(n)	“Company Stock Option Plans” means (i) the 2006 Nicholas Financial, Inc. Equity Incentive Plan, (ii) the 1999 Nicholas Financial, Inc. Non-Employee Director Stock Option Plan and (iii) the 1999 Nicholas Financial, Inc. Employee Stock Option Plan;

(o)	“Court” means the Supreme Court of British Columbia;

(p)	“Depositary” means Computershare Investor Services Inc., or such other depositary as may be designated in writing by the Company and the Purchaser for the purposes of the Arrangement;

(q)	“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

(r)	“Dissenting Shareholder” means a registered Shareholder who has validly exercised his, her or its Dissent Rights in accordance with Article 4;

(s)	“Dissenting Optionholder” means an Optionholder who has validly exercised his, her or its Dissent Rights in accordance with Article 4;

(t)	“Effective Date” means the Business Day following the date on which all conditions precedent to the completion of the Arrangement as set out in Article 5 of the Arrangement Agreement have been satisfied or waived in accordance with the provisions of this Agreement and the Arrangement Agreement as the Parties hereto may agree, which shall be the date set forth on the Certificate of Amalgamation, as specified in the Amalgamation Application;

(u)	“Effective Time” means the effective time of the Arrangement appearing on the Amalgamation Application, or such other time as the Purchaser and the Company may agree;

(v)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of the Company and the Purchaser) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(w)	“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, supplemented or varied by the Court;

(x)	“Letter of Transmittal” means the letter of transmittal sent by the Depositary to Shareholders providing for the delivery of the certificates representing their Shares to the Depositary;

(y)	“Lien” means any mortgage, lien, hypothecation, security interest, pledge or other encumbrance, charge or adverse right or claim, defect of title, restriction or other right of third parties;

(z)	“Meeting Date” means the date of the Company Meeting;

(aa)	“NASDAQ” means the NASDAQ Global Select Market;

(bb)	“Option Consideration” means in respect of each Option, a cash amount, equal to the amount, if any, by which (i) the product obtained by multiplying (x) the number of Shares underlying such Option by (y) US$16.00, exceeds (ii) the aggregate exercise price payable under such Option by the Optionholder to acquire the Shares underlying such Option;

(cc)	“Optionholders” means holders of the Options;

(dd)	“Options” means the outstanding options to acquire Shares which have been issued pursuant to the Company Stock Option Plans, whether or not vested;

(ee)	“Parent” means Prospect Capital Corporation, a corporation existing under the laws of Maryland;

(ff)	“Parent Shares” means the common shares, par value $0.001, of the Parent;

(gg)	“Plan of Arrangement” means this plan of arrangement as amended or varied from time to time in accordance herewith and the Arrangement Agreement;

(hh)	“Purchaser” means 0988007 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia;

(ii)	“Registrar” means the Registrar of Companies under the BCBCA;

(jj)	“Share Consideration” means, in respect of each Share, the number of Parent Shares (or fraction thereof) determined by dividing US$16.00 by the VWAP of a Parent Share for the twenty (20) Trading Days prior to and ending on the Trading Day immediately preceding the Effective Time;

(kk)	“Shareholders” means holders of Shares;

(ll)	“Shares” means the Common Shares, without par value, of the Company, which the Company is authorized to issue as presently constituted;

(mm)	“Trading Day” means any day for which quotations are available on NASDAQ;

(nn)	“USCo” means Watershed Acquisition LP;

(oo)	“US New Opco” means Watershed Operating LLC; and

(pp)	“VWAP” means, for any date or range of dates, the volume-weighted average price of a Parent Share for such date or range of dates (or the nearest preceding date) on the NASDAQ, as displayed under the heading “Bloomberg VWAP” on Bloomberg Financial L.P. in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such date(s).

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Singular, Plural, etc.

In this Plan of Arrangement, unless the context requires otherwise, words importing the singular number include the plural and vice versa, and words importing gender include all genders and neuter, and words importing persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities. The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or mailer set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.3	Headings, etc.

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless otherwise stated, all references in this Plan of Arrangement to an Article, Section, subsection and paragraph refer to the Article, Section, subsection and paragraph, respectively, bearing that designation in this Plan of Arrangement.

1.4	Date of Any Action

If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, that action will be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States.

1.6	References to Statutes

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or the regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2

ARRANGEMENT AGREEMENT

This Plan of Arrangement is made pursuant to, and is subject to, and forms part of, the Arrangement Agreement and will become effective at the Effective Time and be binding upon the Parent, USCo, the Purchaser, US New Opco, the Company and the Company Securityholders.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality by the Company, the Parent, USCo, the Purchaser, US New Opco or any other person:

(a)	At the Effective Time:

(i)	the Purchaser shall subscribe for such number of Shares as is equal to the aggregate Option Consideration payable for all Options for which Dissent Rights are not exercised divided by US$16.00, for US$16.00 per Share, and the securities register of the Company shall be updated accordingly;

(ii)	each Option granted and outstanding immediately prior to the Effective Time (excluding the Options held by Dissenting Optionholders who are ultimately determined to be enabled to be paid the fair value of the Option in respect of which they have exercised their Dissent Rights) shall be deemed to be cancelled, without the need for any further act or formality, in exchange for a cash payment from the Company equal to the Option Consideration (if any) in respect of such Option;

(iii)	with respect to each such Option, the holder thereof will cease to be the holder thereof or to have any rights as a holder in respect of such Option or under the applicable Company Stock Option Plan and the name of the holder thereof will be removed from the applicable securities register of the Company with respect to such Option; and

(iv)	each of the Company Stock Option Plans and each of the Options contemplated in this Section 3.1(a) will be cancelled;

(b)	Each of (i) the outstanding Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid by the Purchaser the fair value of the Shares in respect of which they have exercised their Dissent Rights shall be deemed to be irrevocably transferred to the Purchaser (free and clear of any Liens) and such Dissenting Shareholders shall cease to have any rights as shareholders of the Company other than the right to be paid the fair value of their Shares in accordance with Article 4; and (ii) the outstanding Options held by Dissenting Optionholders who are ultimately determined to be entitled to be paid by the Purchaser the fair value of the Options in respect of which they have exercised their Dissent Rights shall be deemed to be irrevocably transferred to the Purchaser, and to the extent necessary to effect the transfer of such Options by a Dissenting Optionholder to the Purchaser, the Company Stock Option Plans and the options agreements with respect to such Options shall be amended to permit such transfer to the Purchaser without the need for any further act or formality, and such Dissenting Optionholders shall cease to have any rights as optionholders of the Company other than the right to be paid the fair value of their Options in accordance with Article 4;

(c)	At the same time as the step contemplated by Section 3.1(b), with respect to each Share or Option:

(i)	the Dissenting Shareholder or Dissenting Optionholder who was the registered holder of such Share or Option immediately prior to the Effective Time will cease to be the holder of such Share or Option and the name of such Dissenting Shareholder or Dissenting Optionholder will be removed from the securities register of the Company with respect to such Share or Option; and

(ii)	legal and beneficial title to such Share will vest in the Purchaser and the Purchaser will be, and be deemed to be, the transferee and the legal and beneficial owner (free and clear of any Liens) of such Share and will be entered in the securities register of the Company as the sole holder of such Share;

(d)	Each of the outstanding Shares (excluding the Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of the Shares in respect of which they have exercised their Dissent Rights and any Shares held, directly or indirectly, by the Purchaser immediately prior to the Effective Time) will be, and be deemed to be, irrevocably transferred to the Purchaser in exchange for Parent Shares from or on behalf of the Purchaser in an amount equal to the Share Consideration;

(e)	At the same time as the step contemplated by Section 3.1(d), with respect to each Share transferred to the Purchaser:

(i)	the Shareholder who was the registered holder of such Share immediately prior to the Effective Time will cease to be the holder of such Share and the name of such Shareholder will be removed from the securities register of the Company with respect to such Share; and

(ii)	legal and beneficial title to such Share will vest in the Purchaser and the Purchaser will be, and be deemed to be, the transferee and the legal and beneficial owner (free and clear of any Liens) of such Share and will be entered in the securities register of the Company as the sole holder of such Share;

(f)	each Option held by the Purchaser pursuant to the operation of Section 3.1(b) above (if any) shall be transferred to the Company and cancelled in exchange for such number of Shares having a fair market value equal to the Option Consideration in respect of such Options;

(g)	the stated capital maintained by the Company in respect of the issued and outstanding Shares shall be reduced to an aggregate of CAD$1.00 without any repayment of capital in respect thereof;

(h)	The Purchaser and the Company shall amalgamate to form Amalco and shall continue as an unlimited liability company under the BCBCA and unless and until otherwise determined in the manner permitted or required by the BCBCA or otherwise by law, by Amalco or by its directors or shareholders with the following effects:

(i)	the issued and outstanding Shares of the Company shall be cancelled without any repayment of capital in respect thereof;

(ii)	the articles of amalgamation of Amalco shall be the same as the articles of incorporation of the Purchaser;

(iii)	the issued and outstanding share capital and the stated capital of Amalco shall be the same as the issued and outstanding share capital and stated capital of the Purchaser;

(iv)	the name of Amalco shall be “Nicholas Financial, ULC”;

(v)	the property of the Company and the Purchaser will continue to be the property of Amalco;

(vi)	the first directors of Amalco shall be same as the directors of the Purchaser as shown in the Amalgamation Application; and

(vii)	the registered and records offices of Amalco shall be the same as the registered and records offices of the Purchaser as shown in the Amalgamation Application;

(viii)	Amalco will continue to be liable for the obligations of the Company and the Purchaser including, but not limited to:

a.	any change of control obligations;

b.	all costs and expenses associated with the cessation of business by the Company;

c.	any brokerage fees payable by the Company; and

d.	any expenses associated with the transactions contemplated herein;

(ix)	An existing cause of action, claim or liability to prosecution relating to the Company and the Purchaser will be unaffected by the Amalgamation; and

(x)	A civil, criminal or administrative action or proceeding pending by or against the Company or the Purchaser may be continued or prosecuted by or against Amalco;

provided that none of the foregoing in Sections 3.1(a) to (h) above will occur or be deemed to occur unless all of the foregoing occurs.

ARTICLE 4

RIGHTS OF DISSENT

4.1	Rights of Dissent

Each Shareholder and Optionholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Section 242 of the BCBCA, the Interim Order and this Section 4.1 (the “Dissent Procedures”) in connection with the Arrangement; provided that, notwithstanding Section 242(3) of the BCBCA, the written objection to the Arrangement Resolution referred to in Section 242(3) of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the last business day preceding the Meeting Date. Shareholders and Optionholders who duly exercise such Dissent Rights and who:

(a)	are ultimately determined to be entitled to be paid in cash the fair value by the Purchaser for the Shares or Options, as applicable, in respect of which they have validly exercised Dissent Rights will be deemed to have irrevocably transferred such Shares or Options (as noted in Section 3.1(b) above, to the extent necessary to effect the transfer of such Options by a Dissenting Optionholder to the Purchaser, the Company Stock Option Plans and the options agreements with respect to such Options shall be amended to permit such transfer to the Purchaser without the need for any further act or formality), as applicable, to the Purchaser (free and clear of any Liens), pursuant to Section 3.1(c) as of the Effective Time; or

(b)	are ultimately not entitled, for any reason, to be paid fair value by the Purchaser for the Shares or Options or if such fair value is equal to the Option Consideration, as applicable, in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the basis set forth in Section 3.1(a) or 3.1(d), as applicable, on the same basis as the Shareholders or Optionholders who did not exercise Dissent Rights and will be deemed to have irrevocably transferred such Shares to the Purchaser (free and clear of any Liens) and to have such Options cancelled pursuant to Section 3.1(a), or (e), as applicable, as of the Effective Time; and

(c)	but in no case will the Company, the Purchaser, the Parent or USCo, or any other person, including the Depositary, be required to recognize any Dissenting Shareholder or Dissenting Optionholder as a holder of Shares or Options, as applicable, after the Effective Time, and the names of each Dissenting Shareholder and Dissenting Optionholder will be removed from the securities register of the Company at the Effective Time. For greater certainty, and in addition to any other restriction under Section 242 of the BCBCA, neither (i) Optionholders who vote, or who have instructed a proxyholder to vote, in favor of the Arrangement Resolution, shall be entitled to exercise Dissent Rights; nor (ii) Shareholders who vote, or who have instructed a proxyholder to vote, in favor of the Arrangement Resolution, shall be entitled to exercise Dissent Rights.

ARTICLE 5

DELIVERY OF SHARES AND OPTIONS

5.1	Delivery of Consideration

(a)

At or before the Effective Time, the Company, the Purchaser, the Parent, USCo and US New Opco shall enter into an agreement with the Depositary, which agreement shall provide that the Purchaser, the Parent, USCo and US New Opco shall deposit with the Depositary at or before the Effective Time, (i) for the sole benefit of the Optionholders, cash required with respect to the Option Consideration in an aggregate amount sufficient to satisfy the payment of the obligations contemplated by Section 3.1(a) hereof (calculated without reference to whether any Optionholders have exercised Dissent Rights); and (ii) for the sole benefit of the Shareholders, Parent Shares required with respect to the Share Consideration in an aggregate number sufficient to satisfy the obligations contemplated by Section 3.1(d) hereof (calculated without reference to whether any Shareholders have exercised Dissent Rights). Such cash, in the case of Optionholders, and Parent Shares, in the case of Shareholders, will be held solely for the purpose of satisfying, as applicable, payment of the Option Consideration to Optionholders and the obligation of the Share Consideration to Shareholders. The Depositary shall invest the cash deposited with it for the Option Consideration as directed by the Parent on a daily basis; provided, however, that such investments shall only be in direct obligations of, or obligations directly guaranteed by, the United States or money market funds invested solely in the foregoing. No such gain or loss on the cash deposited with the Depositary for the Option Consideration shall affect the amount of Option Consideration payable to Option Holders pursuant to Section 3.1(a) hereof. Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, the Purchaser. To the extent that there are losses with respect to such investments, such that the cash deposited with the Depositary for the Option Consideration is less than the amount required to make prompt payments of the aggregate Option Consideration owing pursuant to Section 3.1(a) hereof, the Parent, the Purchaser, USCo and US New Opco shall promptly advance immediately available funds so as to ensure that such cash is, at all times, maintained at a level sufficient to make such payments.

(b)	As soon as practicable following the Effective Time (but in no event later than five (5) Business Days after the Effective Time), the Parent, the Purchaser, USCo and US New Opco shall cause the Depositary to mail to each Shareholder of record of a stock certificate or certificates that immediately prior to the Effective Time represented Shares that were transferred pursuant to the Arrangement (i) a Letter of Transmittal, (ii) instructions for use in effecting the surrender of stock certificates in exchange for Share Consideration as provided herein, and (iii) such additional documents and instruments as the Depositary may reasonably require. As soon as practicable following the later of the Effective Time and the delivery to the Depositary by or on behalf of a former holder of Shares of a duly completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require including a stock certificate which immediately prior to the Effective Time represented the outstanding Shares that were transferred under Section 3.1(d), and such other documents and instruments as would have been required to effect such transfer under the BCBCA and the articles and other organizational documents of the Company after giving effect to Section 3.1(d), the former holder of such Shares will be entitled to receive the Parent Shares which such former holder is entitled to receive pursuant to Section 3.1(d), less any amounts withheld pursuant to Section 5.4.

(c)	Until surrendered as contemplated by this Section 5.1, each stock certificate which immediately prior to the Effective Time represented Shares will be deemed after the time described in Section 3.1(d) to represent only the right to receive upon such surrender the applicable Parent Shares pursuant to Section 3.1(d) or, in the case of Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value by the Purchaser for the Shares in respect of which they have validly exercised Dissent Rights, the fair value of their Shares, less any amounts withheld pursuant to Section 5.4.

(d)	Subject to Section 5.3, the Purchaser, the Parent and USCo will cause the Depositary, as soon as practicable following the later of the Effective Time and the date of deposit by any former holder of Shares of the documentation required pursuant to Section 5.1(b), to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Shares at the address specified in the Letter of Transmittal;

(ii)	if requested by such former holder of Shares in the Letter of Transmittal, make available at the offices of the Depositary specified in the Letter of Transmittal for pick-up by such former holder of Shares; or

(iii)	if the Letter of Transmittal neither specifies an address as described in Section 5.1(d)(i) nor contains a request as described in Section 5.1(d)(ii), forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Shares at the address of such former holder as shown on the securities register of the Company maintained by or on behalf of the Company immediately prior to the Effective Time;

in each case under clause (i), (ii) or (iii) above, the Parent Shares to which such former holder of Shares is entitled in accordance with the provisions hereof.

(e)	As soon as practicable following the later of the Effective Time and the delivery to the Depositary of the articles and other organizational documents of the Company after giving effect to Section 3.1(a), the former holder of such Options will be entitled to receive the Option Consideration which such former holder is entitled to receive pursuant to Section 3.1(a), less any amounts withheld pursuant to Section 5.4.

(f)	From and after the Effective Time, each Option outstanding immediately prior to the Effective Time will thereafter be deemed to represent only the right to receive a cash payment equal to the Option Consideration, which such holder is entitled to receive pursuant to Section 3.1(a), or, in the case of Dissenting Optionholders who are ultimately determined to be entitled to be paid fair value by the Purchaser for the Options in respect of which they have validly exercised Dissent Rights, the fair value of their Options, less any amounts withheld pursuant to Section 5.4.

(g)	As soon as practicable following the Effective Time (but in no event later than five (5) Business Days after the Effective Time), the Parent, the Purchaser, USCo and US New Opco shall cause the Depositary to deposit with the Company the aggregate amount of Option Consideration. The Company shall, as soon as practicable thereafter forward or cause to be forwarded by first class mail (postage prepaid) a check to such former holder of Options at the last known address on file with the Company, or with respect to each former holder of Options who is an employee of the Company, deposit to the account specified by such employee for the deposit of paychecks, in an amount equal to the net cash payment to which such former holder of Options is entitled in accordance with the provisions hereof, less any amounts withheld pursuant to Section 5.4.

(h)	Notwithstanding anything to the contrary contained in this Agreement, no fractional Parent Shares will be issued pursuant to this Plan of Arrangement. A fractional interest in a Parent Share shall be satisfied by a cash payment (without interest) determined by multiplying such fraction by an amount equal to the VWAP of a Parent Share for the twenty (20) Trading Days prior to and ending on the Trading Day immediately preceding the Effective Time.

5.2	Lost Certificates

If any certificate which immediately prior to the Effective Time represented one or more the outstanding Shares that were acquired by the Purchaser in accordance with Section 3.1(d) has been lost, stolen or destroyed prior to surrender to the Depositary, upon the making of an affidavit of that fact by the former holder of Shares claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver, in exchange for such lost, stolen or destroyed certificate, the Parent Shares which such holder is entitled to receive pursuant to Section 3.1(d). When authorizing such delivery in exchange for such lost, stolen or destroyed certificate, the former holder of Shares to whom such Parent Shares are to be delivered shall, as a condition precedent to the delivery of such Parent Shares, indemnify the Company, the Purchaser and the Depositary, in a manner reasonably satisfactory to the Purchaser and the Depositary, against any claim that may be made against the Company, the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Extinguishment of Rights

If any former holder of Shares exchanged pursuant to Section 3.1(d) has not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date which is six years after the Effective Date, the Parent Shares, net of any applicable withholding or other taxes, held by the Depositary on behalf of such former holder of Shares, will be delivered to the Purchaser and the interest of the former holder of Shares in such Parent Shares will be deemed to have been donated and surrendered to the Purchaser, for no consideration as of such date. Any certificate representing the outstanding Shares which has not been deposited with the Depositary in accordance with Section 5.1 on or prior to the sixth anniversary of the Effective Date shall, as of such date, cease to represent a right or claim of any kind or nature whatsoever against the Company or the Purchaser.

5.4	Withholding Rights

The Purchaser, the Depositary and the Company shall be entitled to deduct and withhold from the consideration payable to any former holder of Shares or Options such amounts as the Purchaser, the Depositary or the Company is required, entitled or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), as amended, including the regulations thereunder, the United States Internal Revenue Code of 1986, as amended, or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the former holder of Shares or Options in respect of which such deduction and withholding was made, provided that such withheld amount is actually remitted to the appropriate taxing authority.

ARTICLE 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	The Company, the Purchaser, the Parent, USCo and US New Opco reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time; provided, however, that each such amendment, modification or supplement must be:

(i)	set out in writing;

(ii)	approved or agreed to in writing by the Company, the Purchaser, the Parent, USCo and US New Opco;

(iii)	contained in a written document which is filed with the Court; and

(iv)	if made following the Company Meeting, approved by the Court and communicated to the Company Securityholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting, provided that the Purchaser, the Parent, USCo and US New Opco have consented to such amendment, modification or supplement in writing, with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if such amendment, modification or supplement:

(i)	is consented to in writing by each of the Company, the Purchaser, the Parent, USCo and US New Opco; and

(ii)	if required by the Court or applicable law, is consented to by the Company Shareholders in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser; provided, however, that any such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interests, whether financial, economic or otherwise, of any Company Securityholder.

(e)	The Purchaser shall be entitled to propose an amendment, modification or supplement to this Plan of Arrangement at any time prior to the Effective Date and, unless such proposal shall be adverse to the interests, whether financial, economic or otherwise, of the Company or any Company Securityholder, the Company shall propose and implement such amendment, modification or supplement in accordance with the process described in paragraphs (a) to (c), as may be applicable.

6.2	Termination

This Plan of Arrangement may be terminated or withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement pursuant to Section 288 of the BCBCA, without any further act or formality by the Company, the Purchaser, the Parent, USCo or US New Opco (or any other person), each of the Company, the Purchaser, the Parent, USCo and US New Opco will make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.